As filed with the Securities and Exchange Commission on January 30, 2015                                    Registration No. 333-198993

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Green Meadow Products, Inc.

(Name of small business issuer in its charter)

Wyoming	7812	45-5552519
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Code Number)

1010 Industrial Road, Ste. 70

Boulder City, Nevada 89005

www.GreenMeadowProducts.com

702-769-4529

(Address and telephone number of registrant's principal executive offices and principal place of business)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

                        Large accelerated Filer __                          Accelerated Filer _

                        Non accelerated Filer __                          Smaller reporting Company X

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee (1)
Common Stock	463,500	$0.50	$231,750	$29.83

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED September 25, 2014

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price shares were sold to our shareholders in a private placement memorandum. The selling shareholders may sell shares of our common stock at a fixed price of $0.50 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.   The fixed price of $0.50 has been determined as the selling price based upon the original purchase price paid by the selling shareholders of $0.10 plus an increase based on the fact the share will be registered. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, nor can there be any assurance that such an application for quotation will be approved.

PRELIMINARY PROSPECTUS

GREEN MEADOW PRODUCTS, INC.

1010 Industrial Road, Ste. 70

Boulder City, Nevada 89005

463,500 Shares of Common Stock

Price per share: $0.50

Total cash proceeds to the Company $0.

Through this prospectus, we are registering for resale 463,500 shares of common stock. The Company is authorized to issue 75,000,000 shares of common stock, par value $0.001 per share. As at June and September 30, 2014 there were 7,563,500 shares of common stock issued and outstanding.

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.  There is no present public trading market for the Company's Common Stock and the price at which the Shares are being offered bears no relationship to conventional criteria such as book value or earnings per share. The Company has determined the offering price based, primarily, on its projected operating results. There can be no assurance that the offering price bears any relation to the current fair market value of the Common Stock.

There is no trading market for our common stock.

The sales price to the public is fixed at $0.50 per share until such time as the shares of common stock become traded on the Over The Counter Bulletin Board or another exchange. We intend to contact an authorized OTCBB market maker for sponsorship of our securities on the OTCBB, upon effectiveness of this registration statement, however, there is no guarantee our common stock will be accepted for quotation on the OTC Bulletin Board. If our common stock becomes quoted on the Over the Counter Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale

JOBS Act

Recently the United States Congress passed the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"), which provides for certain exemptions from various reporting requirements applicable to public companies that are reporting companies and are "emerging growth companies." We are an "emerging growth company" as defined in Section 3(a) of the Exchange Act (as amended by the JOBS Act, enacted on April 5, 2012), and we will continue to qualify as an "emerging growth company" until the earliest to occur of: (a) the last day of the fiscal year during which we have total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every five years by the SEC) or more; (b) the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act; (c) the date on which we have, during the previous three-year period, issued more than $1,000,000,000 in non-convertible debt; or (d) the date on which we are deemed to be a "large accelerated filer," as defined in Exchange Act Rule 12b–2. Therefore, we expect to continue to be an emerging growth company for the foreseeable future.

Generally, a registrant that registers any class of its securities under Section 12 of the Exchange Act is required to include in the second and all subsequent annual reports filed by it under the Exchange Act a management report on internal control over financial reporting and, subject to an exemption available to registrants that meet the definition of a "smaller reporting company" in Exchange Act Rule 12b-2, an auditor attestation report on management's assessment of internal control over financial reporting. However, for so long as we continue to qualify as an emerging growth company, we will be exempt from the requirement to include an auditor attestation report in our annual reports filed under the Exchange Act, even if we do not qualify as a "smaller reporting company". In addition, as an emerging growth company, we are able to avail ourselves to the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and to not present to our stockholders a nonbinding advisory vote on executive compensation, obtain approval of any golden parachute payments not previously approved or present the relationship between executive compensation actually paid and our financial performance.  We have irrevocably elected to comply with new or revised accounting standards even though we are an emerging growth company.

The purchase of our shares involves substantial risk. See "risk factors" beginning on page 9 for a discussion of risks to consider before purchasing our common stock.

You should rely only on the information contained in this prospectus. We have not, and the Selling Stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL OUR SHARES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL OUR SHARES, AND IT IS NOT SOLICITING AN OFFER TO BUY OUR SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED September 25, 2014

PROSPECTUS SUMMARY

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

You should read the following summary together with the more detailed information about our company and the common stock being registered in this offering and our financial statements and the notes to those statements included elsewhere in this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account References in this prospectus to "we," "our," "us", "GMP" and the "Company" refer to GREEN MEADOW PRODUCTS, INC.

Organizational History

Green Meadow Products, Inc. was incorporated in the state of Wyoming on June 22, 2012. We were formed to develop businesses, assets and opportunities, some acquired and contributed from third parties and our founding shareholders, in the natural health supplement and related fields; with a focus on natural pet pain relief formulas and pet pain preventative products. The Company initially acquired a product for trucking fleets which it subsequently sold at a loss in order to focus on the pet product business. The Company believes it will be able to successfully compete in today's natural supplement and related fields industry by controlling production costs and by limiting its distribution expenses using, primarily, online marketing tools to promote its products and to further develop its digital strategies.

Introduction

The Company has only an, approximately, twenty seven (27) month operating history at the period ended September 30, 2014. The Company's primary, current business is as a distributor and producer of a natural pet pain relief product and a pain preventative product for dogs. The Company, currently, only generates revenues from the sale of rights to its pain relief formula and retail sales of its pain preventative product. The Company also seeks to acquire and/or develop other products in the natural supplement industry primarily for the pet industry.

Company Assets

The Company's principal assets ("Assets") consist of cash, title and rights to a natural pain relief formula and a pain preventative product for dogs. The ingredients in the pain relief formula are formulated with the goals of helping to relieve inflammation while encouraging healthy production of connective tissue such as joint cartilage and encouraging the production of joint fluid. As there are no studies on the formula there is no certainty that those goals can or cannot be achieved by using the pain relief formula. All of the Company's income to date has been generated from the sale of the rights to its natural pain relief formula, rights to its pain preventative product and the retail sales of its pain relief product. It is management's opinion that the assets it has, including cash, formulas, products and certain business concepts will adequately capitalize the Company for the next twelve (12) months. The Company intends to develop, operate and capitalize the Assets, as well as to create new products for its distribution, to form an ongoing and diverse entity.

Company Cash Flow

The Company has cash assets derived from the sale of the rights to its natural pain relief formula, rights to its pain preventative product and the retail sales of its pain relief product and a private placement of its stock.  Assuming the Company does not generate any income from the sale or production and distribution of current products it still may have sufficient cash to operate for the next twelve (12) months. For the period from its inception (June 22, 2012) through June 30, 2014 the Company had gross revenues of $44,640 and from June 30, 2014 through September 30, 2014 the Company had gross revenues of $15,000. .

Future Assets and Growth

We will continue to generate limited future income from our assets, however, we cannot provide absolute assurances or estimates of these revenues. The Company generated net income of $11,240 in the period from its inception (June 22, 2012) through June 30, 2014, and a net loss of $(1,108) in the period from June 30, 2014 to September 30, 2014. However, the Company anticipates it may operate at a deficit for its next fiscal years and may expend most of its available capital. The Company's cash on hand is, primarily, budgeted to market its products and formula and for various administrative costs associated with developing and operating the businesses going forward including costs for legal, accounting and Transfer Agent services. We believe that the Company may have sufficient capital to operate its businesses over the next twelve (12) months. There can be no assurances, however, that actual expenses incurred will not materially exceed our estimates or that cash flows from our existing Assets will be adequate to maintain our businesses.

The natural supplement industry and pet supplement industry is an extremely competitive industry dominated by several very large, fully integrated conglomerates. The World Wide Web is having a significant impact on this industry as well. The Company's management plans on attempting to develop strategies and opportunities that will allow us to compete in this environment. The Company is building its business model cognizant of these market realities and management will be attempting to use and capitalize upon emerging technologies to deliver and market its products.

Our business model is predicated on the assumption that we can continue to generate multiple revenue streams from various products and from our existing Assets and from products we intend to develop, produce and distribute over the next fiscal year and that we can, successfully, manage our costs by capitalizing on new and emerging digital technologies, business developments and our management. Although the Company generated Net Income, in its initial, approximate, fifteen (15) months of operation it anticipates it may lose money in its next, full year of operation and it shall require raising additional capital to develop its Concepts. The Company may plan on filing for a Secondary offering of its stock in 2015 to raise capital for its projects and concepts which will result in further dilution to shareholders.

The Company's primary manager, its CEO Stanley Windhorn, has limited experience and expertise in the Health and/or pet industry and related industries and has no experience operating a public company. The Company will continue to seek consultation from those persons more adept in the health and pet industry possibly as a director, employee, or outside consultant. Until such time as the Company is more established and capitalized, we will not be able to employ any personnel on a full time basis.

FOUNDING SHAREHOLDERS

The following individuals and entities are considered founding shareholders of our Company.

Class	Name	Shares	Percentage
Common	Stanley Windhorn (1)	7,100,000	94%

(1)	Stanley Windhorn, is the CEO

Terms of the Offering

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

We will not receive any of the proceeds from the resale of these shares. The offering price of $0.50 was determined by the price shares were sold to our shareholders in a private placement memorandum plus an increase based on the fact the shares will be registered. $0.50 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board or another Exchange, at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with "Management's Discussion and Analysis and Results of Operations" and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data for the years ended June 30, 2014 and 2013 are derived from our audited financial statements.

	Year Ended June 30, 2013 (Audited)	Year Ended June 30, 2014 (Audited)
STATEMENT OF OPERATIONS
Revenues	$—	$44,640
Cost of goods sold	—	1,147
Operating expenses	12,498	16,371
Income taxes	—	1,984
Loss from discontinued operations	(1,400)	—
Net Income (Loss)	$(13,898)	$25,138

Weighted average number of common shares outstanding for the period	7,156,255	7,364,464

Net Income (Loss) Per Share	(0.00)*	$0.00	*

* denotes income or loss of less than $0.01 per share

	As at June 30, 2013 (Audited)	As at June 30, 2014 (Audited))
BALANCE SHEET DATA
Cash	$5,305	$47,713
Total Assets	46,602	66,674
Total Liabilities	30,000	1,984
Stockholders' Equity	$16,602	$64,690

¹ Derived from audited financial statements

	Three Month Period Ending September 30, 2013 (unaudited)		Three Month Period Ending September 30, 2014 (unaudited)
STATEMENT OF OPERATIONS
Revenues	$-		$15,000
Cost of goods sold	-		-
Operating expenses	$11		$16,304
Income taxes	-		(196)
Loss from discontinued operations	-		-
Net Income (Loss)	$(11)		$(1,108)

Weighted average number of common shares outstanding for the period	7,334,000		7,563,500

Net Income (Loss) Per Share	(0.00)	*	(0.00)	*

* denotes income or loss of less than $0.01 per share

As of September 30, 2013 (unaudited)
BALANCE SHEET DATA
Cash	$41,707
Total Assets	65,370
Total Liabilities	1,788
Stockholders' Equity	$63,582

ABOUT THIS OFFERING

Securities Being Offered	Up to 463,500 shares of common stock for resale in Green Meadow Products, Inc.

Initial Offering Price	The selling shareholders will sell our shares at prices established on the Over-the-Counter Bulletin Board during the term of this offering, at prices different than prevailing market prices or at privately negotiated prices.

Terms of the Offering	The selling shareholders will determine the terms relative to the sale of the common stock offered in this Prospectus.

Termination of the Offering

The offering will conclude when all of the 463,500 shares of common stock have been sold or at a time when the Company, in its sole discretion, decides to terminate the registration of the shares. The Company may decide to terminate the registration if it is no longer necessary due to the operation of the resale provisions of Rule 144 promulgated under the Securities Act of 1933. We may also terminate the offering for no given reason whatsoever.

Risk Factors	The securities offered hereby involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors."

Common Stock Issued Before Offering	7,563,500 shares of our common stock are issued and outstanding as of the date of this prospectus.

Common Stock Issued After Offering	7,563,500 shares of common stock.
Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Description of Selling Stockholders

Through this prospectus, we are registering for resale 463,500 shares of common stock. The Company is authorized to issue 75,000,000 shares of common stock, par value $0.001 per share. As at June 30, 2014 and September 30, 2014 there were 7,563,500 shares of common stock issued and outstanding.

The names and share amounts of the selling stockholders are set forth under "Selling Stockholders and Plan of Distribution" in this prospectus.  None of the selling stockholders are officers, directors or 10% or greater stockholders of our company nor are any affiliated or associated with any broker-dealers.

RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE POSSIBILITY THAT YOUR ENTIRE INVESTMENT MAY BE LOST. AS SUCH, YOU ARE ENCOURAGED TO EVALUATE THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK. OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. ANY OF THE FOLLOWING RISKS COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS, AND COULD RESULT IN COMPLETE LOSS OF YOUR INVESTMENT.

WE HAVE A LIMITED OPERATING HISTORY THAT YOU CAN USE TO EVALUATE US, AND THE LIKELIHOOD OF OUR SUCCESS MUST BE CONSIDERED IN LIGHT OF THE PROBLEMS, EXPENSES, DIFFICULTIES, COMPLICATIONS AND DELAYS FREQUENTLY ENCOUNTERED BY A SMALL DEVELOPING COMPANY.

We were incorporated in Wyoming on June 22 2012. We have limited financial resources and only limited revenues to date. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which we will operate. Since we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to fully meet our expenses and totally support our anticipated activities.

 All of our capital and assets have been provided by or acquired from our principal shareholders and third parties and through a Private Placement of the shares being Registered. We estimate that we may have sufficient capital to operate for the next twelve (12) months. We cannot assure you, however, that we will be able to sustain the business for the long term nor that we may not need to obtain additional capital in the future. We can also not assure you that we will be able to obtain any required financing on a timely basis, or if obtainable, that the terms will not materially dilute the equity of our current stockholders. If we are unable to obtain financing on a timely basis, we may have to significantly or entirely curtail our business objectives, which could result in our having to discontinue some of our operations and plans.

WE DEPEND HIGHLY ON OUR CURRENT PRESIDENT WHO HAS LIMITED EXPERIENCE IN RUNNING A PUBLIC COMPANY.

We depend highly on Stanley Windhorn, our CEO and Director, who may be difficult to replace. Stanley Windhorn at this point, only devotes approximately 25% of his time per week to our business, has only several years of industry experience and has not previously headed a public Company. Our plan of operations is dependent upon the continuing support and business expertise of Stanley Windhorn.

LOSS OF OUR CEO COULD ADVERSELY AFFECT OUR BUSINESS

Loss of Stanley Windhorn could slow the growth of our business, or it may cease to operate at all, which may result in the total loss of investor's investments. Stanley Windhorn received a salary of $7,000 paid in shares of the Company's common stock on July 1, 2012; however he is not, presently, receiving a salary from the Company and it is unknown, at this time, if or when the Company may be able to compensate Stanley Windhorn for his management services. The company does not anticipate Stanley Windhorn receiving a salary in the foreseeable future.

OUR MANAGEMENT HAS LIMITED EXPERIENCE IN RUNNING A PUBLIC COMPANY

Stanley Windhorn, has no experience in running a public company. He is vaguely familiar with the reporting requirements of the Securities and Exchange Commission. Stanley Windhorn will rely on the expertise of outside counsel and consultants to insure proper filing and the meeting of deadlines.

THERE ARE INCREASED COSTS AND REGULATIONS ASSOCIATED WITH OPERATING A PUBLIC COMPANY AND WITH ONLY ONE OFFICER AND DIRECTOR WE WILL HAVE LIMITED INTERNAL ACCOUNTING CONTROLS.

There are a number of expenses and costs associated with operating a public Company including filing expenses, transfer agent, stock issuance and maintenance costs, accounting, legal and auditing expenses that will materially increase the Company's operating expenses and make it more difficult for the Company's businesses to produce operating profits. Our CEO has no prior experience managing a public company. With only one officer and director there will be no internal oversight to the Company's financial reporting, initially, except from the Company's outside auditors.

THERE IS NO ASSURANCE OF A PUBLIC MARKET OR THAT THE COMMON STOCK WILL EVER TRADE ON A RECOGNIZED EXCHANGE. THEREFORE, YOU MAY BE UNABLE TO LIQUIDATE YOUR INVESTMENT IN OUR STOCK.

There is no established public trading market for our common stock. Our shares are not and have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

SINCE A SINGLE STOCKHOLDER, UPON COMPLETION OF THE OFFERING WILL BENEFICIALLY OWN THE SIGNIFICANT MAJORITY OF OUR OUTSTANDING COMMON SHARES, THAT SINGLE STOCKHOLDER WILL RETAIN THE ABILITY TO POTENTIALLY CONTROL OUR MANAGEMENT AND THE OUTCOME OF CORPORATE ACTIONS REQUIRING STOCKHOLDER APPROVAL NOTWITHSTANDING THE OVERALL OPPOSITION OF OUR OTHER STOCKHOLDERS. THIS CONCENTRATION OF OWNERSHIP COULD DISCOURAGE OR PREVENT A POTENTIAL TAKEOVER OF OUR COMPANY THAT MIGHT NEGATIVELY IMPACT THE VALUE OF YOUR COMMON SHARES.

Stanley Windhorn owns approximately 94% of our outstanding common shares and will continue to do so after the filing of this Registration Statement. As a consequence of his stock ownership position, Stanley Windhorn will retain the ability to elect a majority of our board of directors, and thereby control our management. Stanley Windhorn also has the ability to control the outcome of corporate actions requiring stockholder approval, including mergers and other changes of corporate control, any private transactions, and other extraordinary transactions. The concentration of ownership by Stanley Windhorn could discourage investments in our company, or prevent a potential takeover of our company which will have a negative impact on the value of our securities.

BECAUSE OF COMPETITIVE PRESSURES FROM COMPETITORS WITH MORE RESOURCES, GMP PRODUCTIONS MAY FAIL TO IMPLEMENT ITS BUSINESS MODEL PROFITABLY.

The natural supplement and pet industries are extremely competitive and dominated by several large entities. The market for customers is intensely competitive and such competition is expected to continue to increase (see "Competition"). We believe that our ability to compete depends upon many factors within and beyond our control, including the timing and market acceptance of new solutions and enhancements to existing businesses developed by us, our competitors, and their advisors.

WE ARE DEPENDENT ON THE POPULARITY OF OUR PRODUCTS.

Our ability to generate revenue and be successful in implementing our business plan is dependent on our ability to develop, produce, acquire and distribute products that are popular with customers and sold via distribution channels that are efficient and cost effective.

WE MAY BE UNABLE TO COMPETE WITH LARGER OR MORE ESTABLISHED COMPANIES.

We face a large and growing number of competitors in natural supplement and pet industries. Many of these competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition, and more established relationships in the industry than does the Company. As a result, many of these competitors are in a better position to compete with us for product and customers. We cannot be sure that we will be able to compete successfully with existing or new competitors.

THERE ARE NO STUDIES TO PROVE THE EFFECTIVENESS OF THE PAIN RELIEF PRODUCT.

The ingredients in the pain relief formula are formulated with the goals of helping to relieve inflammation while encouraging healthy production of connective tissue such as joint cartilage and encouraging the production of joint fluid. As there are no studies on the formula there is no certainty that those goals can or cannot be achieved by using the pain relief formula for dogs or cats or any other animal.

WE ARE SEEKING TO DEVELOP A NEW PAIN RELIEF PRODUCT FOR PETS WHICH COULD POSSIBLY BE A PROJECT WHICH IS TERMINATED PRIOR TO COMPLETION.

We are seeking to develop a new pain relief product for pets, which is based on our existing formula. However the manufacturing costs associated with the development of the new product will be substantial. As a result there is no assurance that we will be able fund such a project as we have no plans for further capitalization at this time. There is no assurance that the new pain relief product for pets will be completed. Further, if and when a new pain relief product for pets is completed, there is no assurance that it will be profitable.

WE HAVE NOT OBTAINED A MANUFACTURER FOR OUR NATURAL PAIN RELIEF PRODUCT.

We have not yet obtained a manufacturer to private label a product from our pet relief formula which could affect our ability to successfully complete our marketing plan to produce a proprietary product from our formula. This could in turn affect our ability to successfully develop a market for our product.

WE MAY REQUIRE ADDITIONAL FINANCING IN ORDER TO IMPLEMENT OUR BUSINESS PLAN. IN THE EVENT WE ARE UNABLE TO ACQUIRE ADDITIONAL FINANCING, WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN RESULTING IN A LOSS OF REVENUES AND ULTIMATELY THE LOSS OF ANY SHAREHOLDER'S INVESTMENT.

Due to our limited operating history, we will have to use all our existing resources to market our existing products and develop our distribution channels.

Following this offering we may need to raise additional funds to expand our operations. We may raise additional funds through private placements, registered offerings, debt financing or other sources to maintain and expand our operations, although at this time there is no plan in effect to do so. Adequate funds for this purpose on terms favorable to us may not be available, and if available, on terms significantly more adverse to us than are manageable. Without new funding, we may be only partially successful or completely unsuccessful in implementing our business plan, and our stockholders will lose part or all of their investment.

OUR PAIN RELIEF PRODUCT COULD BE CLASSIFIED AS A DRUG AND SUBSEQUENTLY REGULATED BY THE FOOD AND DRUG ADMINISTRATION.

If our product was considered a “drug” under section 201(g) of the Act the FDA (Food and Drug Administration) could seek to take enforcement action against us if we were deemed to be marketing an unapproved new animal drug. In addition if our product was considered a “drug” under section 201(g) of the Act the FDA it could be deemed to be a “new animal drug,” as defined under section 201(v) of the Act because it may not be generally recognized among experts qualified by scientific training and experience to evaluate the safety and effectiveness of animal drugs, as safe and effective for use under the conditions prescribed, recommended, or suggested in the labeling. If our product were deemed to be a “new animal drug,” as defined under section 201(v) of the Act, to be legally marketed as a new animal drug we must must have an approved new animal drug application, conditionally approved new animal drug application, or index listing under sections 512, 571, and 572 of the Act. We have not applied for any such approvals from the FDA.

If our product was found to be a “drug” under section 201(g) of the Act the FDA (Food and Drug Administration) we would be forced to stop any production and sales of the product which could adversely affect our business, financial condition or results of operations. Further we may face potential liability for selling our product as a “drug”.

OUR PRODUCTS OR PROCESSES COULD GIVE RISE TO CLAIMS THAT OUR PRODUCTS INFRINGE ON THE RIGHTS OF OTHERS.

We are potentially subject to claims and litigation from third parties claiming that our products or processes infringe their patent or other proprietary rights. If any such actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture, use or sell the affected product or process. Litigation, which could result in substantial costs to us, may also be necessary to enforce our proprietary rights and/or to determine the scope and validity of the proprietary rights of others. Any intellectual property litigation would be costly and could divert the efforts and attention of our management and technical personnel, which could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that infringement claims will not be asserted in the future or that such assertions, if proven to be true, will not prevent us from selling our products or materially and adversely affect our business, financial condition and results of operations. If any such claims are asserted against us, we may seek to enter into a royalty or licensing arrangement. We cannot assure you that a license will be available on commercially reasonable terms, or at all.

WE MAY BE SUBJECT TO CLAIMS OF TRADEMARK INFRINGEMENT, WHICH MAY HARM OUR BUSINESS.

The Company currently has not filed any patents, trademarks or copyrights for its products. We may be subject to legal proceedings alleging claims of trademark infringement in the future. If we must rebrand, it may result in significant marketing expenses and additional management time and resources, which may adversely affect our business.

Additionally, we cannot guarantee that should we patent, copyright or trademark any of our products that our patents, trademarks or copyrights will be completely protected. This could cause harm to our brand and ultimately, to us. We could also spend additional time and resources fighting other entities that might infringe upon our trademarks and/or copyrights.

WE MAY BE UNABLE TO SCALE OUR OPERATIONS SUCCESSFULLY.

Our growth will place significant demands on our management and technology development, as well as our financial, administrative and other resources. We cannot guarantee that any of the systems, procedures and controls we put in place will be adequate to support the commercialization of our operations. Our operating results will depend substantially on the ability of our officer to manage changing business conditions and to implement and improve our financial, administrative and other resources. If we are unable to respond to and manage changing business conditions, or the scale of our products, services and operations, then the quality of our services, our ability to retain key personnel and our business could be harmed.

OUR OFFICERS HAVE LITTLE EXPERIENCE IN THE BUSINESSES WE ARE ENTERING AND HE WILL BE RELIANT ON CONSULTANTS AND OTHERS WHO HAVE GREATER MANAGEMENT EXPERIENCE. THE LACK OF EXPERIENCE IN ALL OF THE BUSINESSES WE ARE ENTERING COULD IMPACT OUR RETURN ON INVESTMENT, IF ANY.

As a result of our reliance on our officers and their lack of experience in developing comparable businesses, our investors are at risk in losing their entire investment. The Company intends to hire personnel in the future who will have the experience required to manage our company, when the Company is sufficiently capitalized. Until such management is in place, we are reliant upon our officer, who is our only employee, to make the appropriate management decisions.

AS THERE IS NO PUBLIC MARKET FOR OUR COMMON SHARES, THEY ARE AN ILLIQUID INVESTMENT AND INVESTORS MAY NOT BE ABLE TO SELL THEIR SHARES.

No market currently exists for our securities and we cannot assure you that such a market will ever develop, or if developed, will be sustained.

Our common stock is not currently eligible for trading on any stock exchange and there can be no assurance that our common stock will be listed on any stock exchange in the future. We intend to apply for listing on the NASD OTC Bulletin Board trading system pursuant to Rule 15c2-11 of the Securities Exchange Act of 1934, but there can be no assurance we will obtain such a listing. The bulletin board tends to be highly illiquid, in part because there is no national quotation system by which potential investors can track the market price of shares except through information received or generated by a limited number of broker-dealers that make a market in particular stocks. There is a greater chance of market volatility for securities that trade on the bulletin board as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors, including: the lack of readily available price quotations; the absence of consistent administrative supervision of "bid" and "ask" quotations; lower trading volume; and general market conditions. If no market for our shares materializes, you may not be able to sell your shares or may have to sell your shares at a significantly lower price.

IF OUR SHARES OF COMMON STOCK ARE ACTIVELY TRADED ON A PUBLIC MARKET, THEY WILL IN ALL LIKELIHOOD BE PENNY STOCKS.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. SEC regulations generally define a penny stock to be an equity security that has a market or exercise price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has net tangible assets of at least $100,000, if that issuer has been in continuous operation for three years. Unless an exception is available, the regulations require delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, details of the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations and broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to effecting the transaction and must be given in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for securities that become subject to the penny stock rules. Since our securities are highly likely to be subject to the penny stock rules, should a public market ever develop, any market for our shares of common stock may not be liquid.

BECAUSE OUR SECURITIES MAY BE SUBJECT TO PENNY STOCK RULES, YOU MAY HAVE DIFFICULTY RESELLING YOUR SHARES.

Since our stock may be subject to penny stock rules, you may have difficulty reselling your shares. Penny stocks are covered by section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell the Company's securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer may be required to make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder's ability to dispose of his stock.

THIS REGISTRATION STATEMENT CONTAINS FORWARD LOOKING STATEMENTS WHICH ARE SPECULATIVE IN NATURE.

This registration statement contains forward-looking statements. These statements relate to future events or our future financial performance. Forward looking statements are speculative and uncertain and not based on historical facts. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those discussed under "Business Description" and "Corporate Background" Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, future results, levels of activity, performance, or achievements cannot be guaranteed. The reader is advised to consult any further disclosures made on related subjects in our future SEC filings.

WE HAVE NOT PAID, AND DO NOT INTEND TO PAY, CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Dividend payments in the future may also be limited by other loan agreements or covenants contained in other securities that we may issue. Any future determination to pay cash dividends will be at the discretion of our board of directors and depend on our financial condition, results of operations, capital and legal requirements and such other factors as our board of directors deems relevant.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by the price shares were sold to our shareholders in our private placement pursuant to Rule 506(b) of Regulation D of the 1933 Securities Act. The offering price of the shares of our common stock has been determined arbitrarily by us and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over The Counter Bulletin Board (OTCBB) after the SEC declares this prospectus effective. In order to be quoted on the Bulletin Board, a market maker must file an application with FINRA on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

SELLING SECURITY HOLDERS

The shares being offered for resale by the selling stockholders consist of the 463,500 shares of our common stock held by 48 shareholders of our common stock as of June 30, 2014 and September 30, 2014.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of June 30, 2014 and September 30, 2014 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of Selling Shareholder	Shares of Common Stock Owned Prior to Offering	Shares of Common Stock to be Sold	Shares of Common Stock Owned After Offering	Date of Issuance of Original Shares
Dave Funderburk	1,000	1,000	0	12	/20/12
Janice Douglas	1,000	1,000	0	12	/20/12
Peggy Bradley	1,000	1,000	0	12	/20/12
Katherine Bleuer	1,000	1,000	0	12	/20/12
John Brand	1,000	1,000	0	12	/20/12
Stephen Deckard	1,000	1,000	0	12	/20/12
Richard Hernandez	1,000	1,000	0	12	/20/12
Scott Fountain	1,000	1,000	0	12	/20/12
Drew Fountain	1,000	1,000	0	12	/20/12
Fremont James Bellinger	1,000	1,000	0	12	/20/12
Darlene Newell	1,000	1,000	0	12	/20/12
Leland Hertel	1,000	1,000	0	12	/20/12
Karen Nelson	1,000	1,000	0	12	/20/12
Robyn Johns	1,000	1,000	0	12	/20/12
Sandra Jolicoeur	1,000	1,000	0	12	/20/12
Yvonne Boggs	1,000	1,000	0	12	/20/12
LaVonne Johnson	1,000	1,000	0	12	/20/12
Hannah Grabowski	1,000	1,000	0	12	/20/12
Brianna Stoecklein	1,000	1,000	0	12	/20/12
Lannelle Cannon	1,000	1,000	0	12	/20/12
Wayne Berian	1,000	1,000	0	12	/20/12
Annette Mason	1,000	1,000	0	12	/20/12
Mercer Group	1,000	1,000	0	12	/20/12
Hans Johns	1,000	1,000	0	12	/20/12
A. Healey Mendicino	1,000	1,000	0	12	/20/12
Casey Johns	1,000	1,000	0	12	/20/12
Samantha Johns	1,000	1,000	0	12	/20/12
Chad Langner	1,000	1,000	0	12	/20/12
David Moriyama	1,000	1,000	0	12	/20/12
Mercer Group	1,000	1,000	0	12	/20/12
Jose Rios	1,000	1,000	0	12	/20/12
William Castleberry	1,000	1,000	0	12	/20/12
Steve Lynch	1,000	1,000	0	12	/20/12
Kyle Grabowski	1,000	1,000	0	12	/20/12
Janice Douglas	15,000	15,000	0	2	/27/13
Hector Medina	15,000	15,000	0	6	/30/14
Hannah Grabowski	50,000	50,000	0	5	/13/13
Brianna Stoecklein	25,000	25,000	0	5	/21/13
Wayne Berian	15,000	15,000	0	4	/11/14
Albie Viola	7,500	7,500	0	5	/8/14
Patrick Frisk	25,000	25,000	0	5	/10/14
Barb Viola	17,000	17,000	0	5	/10/14
Janice Douglas	10,000	10,000	0	7	/9/12
Hector Medina	100,000	100,000	0	2	/27/13
Barb Viola	80,000	80,000	0	6	/20/14
David Funderburk	70,000	70,000	0	3	/28/14

*Mercer Group, President, Andrew Mercer (who has voting rights and dispositive power with regards to the shares held by Mercer Group).

To our knowledge, none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years; or

-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates

-	are broker-dealers or affiliated with broker-dealers.

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $0.50 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCBB, shareholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over the Counter Bulletin Board (OTCBB) when this Registration Statement is declared effective by the SEC. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved. However, sales by a selling security holder must be made at the fixed price of $0.50 until a market develops for the stock.

The Selling Stockholder and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act  of 1933, as amended (the "Securities Act"), in which event profits, discounts or commissions received by such persons may be deemed to be underwriting commissions under the Securities Act.

All expenses of the registration of securities covered by this Prospectus are to be borne by the Company, except that the Selling Stockholder will pay any applicable underwriters' commissions, fees, discounts or concessions or any other compensation due any underwriter, broker or dealer and expenses or transfer taxes.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

´	ordinary brokers transactions, which may include long or short sales,

´	transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,

´	through direct sales to purchasers or sales effected through agents,

´	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or

´	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales are permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $13,630.

DESCRIPTION OF SECURITIES TO BE REGISTERED.

General

Our authorized capital stock consists of 75,000,000 Shares of common stock, $0.001 par value per share. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

We are authorized to issue 75,000,000 shares of common stock, $0.001 par value per share. Currently we have 7,563,500 common shares issued and outstanding.  We do not have any holding period requirements for our common stock.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Wyoming for a more complete description of the rights and liabilities of holders of our securities. All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Dividends

We have not paid any cash dividends to shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding.

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part.

          There are several requirements for listing our shares on the NASDAQ bulletin board, including:

          * we must make filings pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934;

          * we must remain current in our filings;

          * we must find a member of FINRA to file a form 211 on our behalf. The information contained within form 211 includes comprehensive data about our company and our shares. Form 211 and our prospectus are filed with FINRA so that they can determine if there is sufficient publicly available information about us and whether our shares should be listed for trading.

We can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

No Broker Is Being Utilized In This Offering

This offering is self-underwritten, which means that it does not involve the participation of an underwriter or broker, and as a result, no broker for the sale of our securities will be used. In the event a broker-dealer is retained by us to participate in the offering, we must file a post-effective amendment to the registration statement to disclose the arrangements with the broker-dealer, and that the broker-dealer will be acting as an underwriter and will be so named in the prospectus. Additionally, FINRA's corporate finance department must issue a "no objection" position on the terms of the underwriting compensation before the broker-dealer may participate in the offering.

No Escrow of Proceeds

There will be no escrow of any of the proceeds of this offering since the Company has already received all proceeds from its Private Placement. Accordingly, we already have use of all funds we have raised. These funds shall be non-refundable to subscribers except as may be required by applicable law.

Penny Stock Reform Act of 1990

The Securities Enforcement and Penny Stock Reform Act of 1990 require additional disclosure for trades in any stock defined as a penny stock. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to exceptions. Under this rule, broker/dealers who recommend these securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction before sale. Our shares will probably be subject to the Penny Stock Reform Act, thus potentially decreasing the ability to easily transfer our shares.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited or reviewed by Cutler & Co., LLC, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Mont E. Tanner, Esq., has rendered an opinion as to the validity of shares being registered and the corporate documents of the Company.

DESCRIPTION OF BUSINESS

Overview

Green Meadow Products, Inc ("GMP", the "Company", "we", "us" or "our") was incorporated in the State of Wyoming on June 22 of 2012. The Company initially acquired a product for trucking fleets on December 20, 2012. Subsequently on April 18, 2013, we made the decision to take the business in a different direction and sold the product for the trucking fleets at a loss. The Company's new focus was on natural products for the pet industry. The Company acquired a formula for natural pain relief for animals from Hector Medina on February 27, 2013 for $10,500, which was comprised of $500 and 100,000 shares at $0.10 per share, with the intent to manufacture the product for wholesale and retail distribution. The acquisition gave the Company all rights surrounding the formula with no additional royalties, or any other payment due. Due to the high cost of initial manufacturing the Company elected to enter into a contractual arrangement with a different company that was selling a similar natural pain relief product, PetaPrin, where the product could be purchased from that company and private labeled with the Green Meadow Products logo. The Company acquired the PetaPrin product and sold the product at a full retail price of $39.95 in a test marketing campaign over a three week period.

Due to the results of the marketing campaign the Company made a determination that it would be necessary to manufacture product based on the pain relief formula that it had acquired. The primary reason for the determination being the product sold in the test marketing campaign was sold as chewable tablets for dogs. Our results indicate that dogs did not care for the taste of the chewable tablets and that it would be necessary to add a natural flavor that would give dogs the desire to chew the tablets. We also felt that some additional natural ingredients needed to be added which would facilitate the healing and relief from pain from joints in dogs. The formula that was acquired by the Company has the natural ingredients in addition to the natural flavor.

As a result our plan is to initiate the manufacturing of the natural pain relief product based on the formulation of the pain relief formula which we acquired. Currently we are in search of a manufacturer that would meet the specifications we require. Primarily a manufacturer that currently manufactures natural pet products while at the same time being able to do so at a cost effective price point.

We have also developed a "Paw Pal" which is a foam pad with a removable cover for dogs. The pad was developed to be used for dogs when they jump out of a car or down from a high object such as a couch or bed, to relieve the stress on joints from the impact of landing. We have designed the pad with a high density foam and a tough removable poly cover which can be washed.

Many people take their dogs out into the outdoors, the dog jumps out of the car and depending on the type of terrain, joints can be impacted from the result of the jump or paws can be damaged from debris. This is especially the case in older dogs and dogs with hip dysplasia. The pad is lightweight and takes up little room and can be easily cleaned.

We believe that the Paw Pal is a perfect companion with the pain relief formula. The Paw Pal to prevent injury and the pain relief formula should injury occur or for dogs that are older and have arthritic type conditions.

The prototypes have been manufactured in Mexico.

Sales and Marketing

Currently our revenues have come from the sale of the non exclusive rights to the pain relief formula, the sale of the design rights of the Paw and the retail sale of the pain relief product in our market testing. We also sold our discontinued operations initial product for trucking fleets at a loss as we determined that we would focus on natural pet products.

On February 28, 2014 we entered into a contract with David Funderburk to aid in the selling of the rights to our pain relief formulation specifically to negotiate a contract with Mountain High, Inc. whereby David Funderburk was paid a sum of $7,000 in shares of the Company’s stock totaling 70,000 shares @ $0.10 per share for contract negotiations.

On January 21, 2014 we signed a contract with Wholesale 4 You, Inc. whereby Wholesale acquired the licensing rights to manufacture and sell the pain relief product in Central and South America for the sum of $15,000. There are no royalties attached to the rights. The rights are exclusive to Central and South America only. The rights have no duration or termination constraints.

In February of 2014 we signed a licensing right contract with Sandstone enterprises for the exclusive right to sell the product in Virginia and North Carolina for the sum of $6,000. There were no royalties attached to the rights and the rights are exclusive to Virginia and North Carolina. The rights have no duration or termination constraints.

On March 28, 2014 we entered into an exclusive licensing rights contract with Mountain High, Inc for the rights to manufacture and sell both the Paw Pal product and the pain relief formula internationally with the exception of Central and South America for the sum of $20,000. The rights have no duration or termination constraints.

On September 18, 2014, we entered into a contract with Eastwinds Holding Corporation (“EWH”) for the non exclusive sub licensing rights to manufacture and sell our pain relief formula in the United States with the exception of Virginia and North Carolina, for the sum of $15,000. There are no future royalties attached to the sale of these rights. Under the terms of the contract we were required to deliver all details, digital information, specifications and samples of the pain relief formula upon acceptance of the contract and upon receipt of the $15,000 payment, which we have done.  We have no further obligations under the contract. Accordingly we have recognized in full the $15,000 received from the sale of these licensing rights as revenue during the period. The rights have no duration or termination constraints.

We sold the licensing rights to EastWinds Holding Corporation (EWH) for the Untied States with the stipulation that EWH would private label the product and that we would have the right to purchase the product from EWH if we so chose at EWH’s cost plus 10% (of the price EWH receives the product from the manufacturer, including packaging, but not labeling or shipping). Under the terms of the agreement , should we purchase the product from EWH, we would private label the product. Further, that if we should establish a manufacturer and both parties are in agreement, EWH shall have the right to purchase the product from us at a price of cost plus 15% (of the price GM receives the product from the manufacturer, including packaging, but not labeling or shipping).

Selling the licensing rights to the aforementioned companies was a direction taken by us to aid in the capitalization of the company. We intend to market our products in the United States under our label. None of the licensing rights previously sold to other companies prevent us from selling the pain relief formula under our own Green Meadow Products brand within the United States, while at the same time preventing those companies that we did market the product to from competing against us in the United States with the exception of Eastwinds Holding Corporation (as detailed above) and Sandstone Enterprises. Sandstone Enterprises acquired the distribution rights for the product in the states of Virginia and North Carolina. (For further details please see “Competition” on Page 19).

Pain Relief Formula

We plan on initiating the manufacturing of the natural pain relief product based on the formulation of the pain relief formula which we acquired. We are in search of a manufacturer that would meet the specifications we require; a manufacturer that currently manufactures natural pet products while at the same time being able to do so at a cost effective price point.

Product Description

The pain relief formula is joint care formula specifically for canines and felines. ETArol (tm), the freeze-dried whole extract of the New Zealand Green Lipped Mussel, is the active ingredient in a joint-supporting blend of nutritive herbs. Green Lipped Mussel is a source of glucosamine, chondroitin and glycosaminoglycans.

These natural joint health ingredients combined with omega-3 essential fatty acids already found in Green Lipped Mussel are formulated to help soothe stiff and sore joints. ETArol(tm) also contains many nutrients and trace elements important for the health of dogs or cats.

The ingredients in the pain relief formula are formulated with the goals of helping to relieve inflammation while encouraging healthy production of connective tissue such as joint cartilage and encouraging the production of joint fluid. As there are no studies on the formula there is no certainty that those goals can or cannot be achieved by using the pain relief formula.

Ingredients

The pain relief formula contains:

  ETArol(tm) - Exclusive Green Lipped Mussel Extract used as a major source of glucosamine, chondroitin and glycosaminoglycans.
  Ginger Powder - An anti-inflammatory, ginger may reduce the production of inflammatory compounds, which makes it useful for headaches, body aches, and for arthritis.
  Green Tea Extract - Green tea is rich in catechin polyphenols (GTC), particularly epigallocatechin gallate (EGCG). EGCG is an anti-oxidant:
  Holy Basil Extract – An antioxidant that may help to deal with free radicals thus easing the impact of the free radicals on the nervous and circulatory systems.
  White Willow Bark Extract - The original source of asprin, white willow bark has been used as an anti-inflammatory, fever reducer, analgesic, anti-rheumatic, and astringent since 500 B.C.
  Skullcap Extract - A minor sedative, the herb is may be an analgesic, or pain reliever.
  Turmeric Extract - Curcumin is the part of turmeric that gives curry food its golden color and provides turmeric with curcuminoids, which have antioxidant, antibacterial and anti-inflammatory qualities.
  Feverfew Extract - This herb may inhibit the release of inflammatory substances.
  Rosemary Extract - Another antioxidant which may have antiviral, antibacterial, and anti-inflammatory properties.

Other Ingredients: Rice Flour, DiCalcium Phosphate, Natural Liver Flavor, Molasses, Stearic Acid, Magnesium Stearate. There are no artificial preservatives, no salt, no fat, no wheat, no chemicals, no caffeine, and no artificial colors or flavors in the formulation.

Upon completion of the manufacturing process we plan on marketing the product on a wholesale level to larger retail pet distributors as well as to veterinarians and pet stores.

We also plan on marketing the product on a retail level through our website. We plan on using social media in our marketing efforts such as:

Twitter

Facebook

Instagram

Pinterest

Linkedin

Statista (The Statistics Portal) indicates there were 1.41 billion social network users worldwide in 2012 and projects that number to increase to 2.33 billion users by 2017.

We believe that marketing the natural pain relief product in a desirable (by pets) chewable tablet form using the internet and social media will be a cost effective marketing plan.

Paw Pal

Currently we have developed prototypes of the Paw Pal by a manufacturer in Mexico. We believe that to manufacture a quality cost effective product we must find a manufacturer that will complete the product per our specifications. At this time we are not certain the manufacturer in Mexico will be the manufacturer we ill continue to use. Once we have determined the optimum manufacturer for the Paw Pal product and have initiated the manufacturing of the product we will initiate sales aligned with the selling of the Natural Pain relief product.

Industry Overview

The pet market is dominated by a number of very large retailers such as Petco and Petsmart to name a few. Natural pet remedies are sold by most veterinarians, pet stores and larger pet retail outlets. As the following chart portrays the pet market in the U.S. alone is a large market.

The following U.S. pet industry statistics are gathered from the APPA (American Pet Products Association)

Total U.S. Pet Industry Expenditures

YEAR	(billion $)
2014	$58.51 Estimated
2013	$55.72 Actual
2012	$53.33
2011	$50.96
2010	48.35
2009	$45.50
2008	$43.20
2007	$41.20
2006	$38.5
2005	$36.30
2004	$34.40
2003	$32.40
2002	$29.50
2001	$28.50
1998	$23
1996	$21
1994	$17

Estimated 2014 Sales within the U.S. Market

For 2014, it estimated that $58.51 billion will be spent on our pets in the U.S.

Estimated Breakdown:

Breakdown	(billion $)
Food	$22.62
Supplies/OTC Medicine	$13.72
Vet Care	$15.25
Live animal purchases	$2.19
Pet Services: grooming & boarding	$4.73

Actual Sales within the U.S. Market in 2013

In 2013, $55.72 billion was spent on our pets in the U.S.

Breakdown:	(billion $)
Food	$21.57
Supplies/OTC Medicine	$13.14
Vet Care	$14.37
Live animal purchases	$2.23
Pet Services: grooming & boarding	$4.41

GMP is cognizant of the intense competition and the industry trends and Management has attempted to devise its business strategy to exist and survive within the realities of this new marketplace. The charts are meant to portray the overall expenditures on pets. We are not aware of what percentage of the expenditures in the previous charts are directed towards the specific amounts spent on animal dietary supplements to treat pain or specific pet products to help prevent pain; nor are we aware of any statistics that specifically address those markets in which we compete.

Competition

The pet medications market is competitive and highly fragmented.  Our competitors consist of veterinarians, and online and traditional retailers.  We believe that the following are the principal competitive factors in our market:

●	Product selection and availability, including the availability of prescription and non-prescription medications;

●	Brand recognition;

●	Reliability and speed of delivery;

●	Personalized service and convenience;

●	Price; and

●	Quality of website content.

We will compete with veterinarians, pet retailers such as Petsmart and Petco as well as many online retailers of pet products for the sale of our natural pain relief products who sell prescription and non-prescription pet medications and other health products.

We intend to market our products in the United States. None of the licensing rights previously sold to other companies prevent us from selling the pain relief formula under our own Green Meadow Products brand within the United States, while at the same time preventing those companies that we did market the product to from competing against us in the United States with the exception of EastWinds Holding Corporation and Sandstone Enterprises, which acquired the licensing rights to distribute the product in North Carolina and Virginia (however we retain the right to sell the product under our label in those states).

We sold the licensing rights to EastWinds Holding Corporation (EWH) for the Untied States with the stipulation that EWH would private label the product and that we would have the right to purchase the product from EWH if we so chose at EWH’s cost plus 10% (of the price EWH receives the product from the manufacturer, including packaging, but not labeling or shipping). Under the terms of the agreement, should we purchase the product from EWH, we would private label the product. Further, if we should establish a manufacturer and both parties are in agreement, EWH shall have the right to purchase the product from us at a price of cost plus 15% (of the price GM receives the product from the manufacturer, including packaging, but not labeling or shipping).

Selling the rights to EWH could affect our ability to successfully market the product even though both EWH and GM would be selling the product under their own label. Regardless, EWH would be a direct competitor for the United States Market which could impact our ability to successfully market the product under our label.

There are similar products to ours which are available from numerous other sources, including other distributors and manufacturers. Consolidation in the animal health products industry could result in existing competitors increasing their market share, which could give them greater pricing power, decrease our revenues and profitability, and increase the competition for customers. We purchase our current pain relief product, PetaPrin,, which is private labeled for us, from Vitanique who is a also a direct competitor as they sell the same product under their name. See "Risk factors—Risks related to our business—Consolidation in the animal health products industry may decrease our net sales and profitability."

Many pet owners may prefer the convenience of purchasing their pet medications or other health products at the time of a veterinarian visit.  In order to effectively compete with veterinarians, we must continue to educate pet owners about the potential benefits of a natural pain relief product, convenience, and savings offered by our Company.

According to the American Pet Products Manufacturers Association, pet spending in the United States increased 4.7% to $53.3 billion in 2012.  Pet supplies and medications represented $12.6 billion, or 24% of the total spending on pets in the United States.  The pet medication market that we participate in is estimated to be approximately $4.0 billion, with veterinarians having the majority of the market share.  The dog and cat population is approximately 165 million, with approximately 62% of all households having a pet.

We believe that the following are the main competitive strengths that will differentiate our products from the competition:

●	All natural pain relief;

●	with our formula, a chewable tablet that pets will potentially eat as they would a treat.;

●	unique "niche" products inclusive of our pain relief formula as well as out Paw Pal.

There are similar products to ours available from numerous other sources, including other distributors and manufacturers. We have not done a market study to determine all of the product lines which are similar to ours. We will compete with veterinarians, large pet retailers such as Petsmart and Petco as well as many online retailers of pet products for the sale of our natural pain relief products who sell prescription and non-prescription pet medications and other health products.

While our pain relief formula offers a formula comprised of the ingredients, elaborated on page 17 under Product Description, in a specific formulation, there are many other companies that offer products with some or all of the same ingredients in different formulations. We do not know the exact formulation of our competitors. As such there may be competitors that offer the exact formulation or that offer a product with similar ingredients in a different formulation.

The Company does not intend to directly compete against the larger pet retailers and manufacturers, and it will not attempt to finance any projects beyond the limited scope of its business plans and on emerging distribution opportunities. Regardless it will still have competition from a wide range of even smaller online distributors of pet products as well as the veterinarians and pet stores, all more established and, in most instances, better capitalized than the Company.

Regulation

Our businesses are regulated by governmental authorities in the jurisdictions in which we operate. Because of our international operations, we must comply with diverse and evolving regulations. Regulation relates to, among other things, management, licensing, foreign investment, use of confidential customer information and content. Our failure to comply with all applicable laws and regulations could result in, among other things, regulatory actions or legal proceedings against us, the imposition of fines, penalties or judgments against us or significant limitations on our activities. In addition, the regulatory environment in which we operate is subject to change. New or revised requirements imposed by governmental authorities could have adverse effects on us, including increased costs of compliance. Changes in the regulation of our operations or changes in interpretations of existing regulations by courts or regulators or our inability to comply with current or future regulations could adversely affect us by reducing our revenues, increasing our operating expenses and exposing us to significant liabilities. Our business involves risks of liability associated with the Health and Pet industries, which could adversely affect our business, financial condition or results of operations. As such, we may face potential liability for any of:

defamation;
invasion of privacy;
copyright infringement;
actions for royalties and accountings;
trademark misappropriation;
trade secret misappropriation;
breach of contract;
negligence; and/or
other claims based on the nature and content of the materials distributed.

These types of claims have been brought, sometimes successfully, against merchandisers, online services and other manufacturers, developers and distributors of health and pet related products. We could also be exposed to liability in connection with material available through our Internet sites. We currently do not have limited liability insurance and have no current plans to obtain such insurance which could have a material adverse effect on us.

We believe that under the Federal Food, Drug, and Cosmetic Act our product would not be classified as a drug as defined under 21 U.S.C. ¤ 321(g)(1)(B) of the Act as our pain relief formula does not make any claim for use in the diagnosis, cure, mitigation, treatment, or prevention of disease in man or other animals as defined under (B) of the Act. As such we believe that our product does not fall under the guidelines whereby it would be regulated by the FDA. We have not applied for any approvals from the FDA for our product.

If in fact our product was considered a “drug” under section 201(g) of the Act the FDA (Food and Drug Administration) could seek to take enforcement action against us if we were deemed to be marketing an unapproved new animal drug. In addition if our product was considered a “drug” under section 201(g) of the Act the FDA it could be deemed to be a “new animal drug,” as defined under section 201(v) of the Act because it may not be generally recognized among experts qualified by scientific training and experience to evaluate the safety and effectiveness of animal drugs, as safe and effective for use under the conditions prescribed, recommended, or suggested in the labeling. If our product were deemed to be a “new animal drug,” as defined under section 201(v) of the Act, to be legally marketed as a new animal drug we must must have an approved new animal drug application, conditionally approved new animal drug application, or index listing under sections 512, 571, and 572 of the Act. We have not applied for an animal drug application with the FDA.

If our product was found to be a “drug” under section 201(g) of the Act the FDA (Food and Drug Administration) we would be forced to stop any production and sales of the product which could adversely affect our business, financial condition or results of operations. Further we may face potential liability for selling our product as a “drug”.

Intellectual Property & Proprietary Rights

We regard substantial elements of our businesses and website as proprietary and we shall attempt to protect them by relying on copyright, trademark, service mark and trade secret laws, restrictions on disclosure and transferring title and other methods. To date we have no copyrights or trademarks that have been applied for. We do not believe that our pain relief formula or the Paw Pal is patentable and therefore will not expend capital in attempting to patent the products. However we will attempt to trademark the name PawPal; but as yet have not done so and do not know whether once the trademark is applied for, that it would be granted. Without patent or trademark protection it is possible that our formula and PawPal products could be duplicated by a Company with greater resources that us; which in turn could take away from any current market share or any market share that we may create in the future.

Employees

We are a new, developing company and currently have only one part-time employee, Stanley Windhorn our CEO who has been paid in restricted shares of Company stock in lieu of a salary. We also use independent contractors.

Reports

As an issuer whose securities will be registered under section 12(g) of the Exchange Act, we will be required to file periodic reports with the SEC. The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 or 1- 202-942-8090. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

Bankruptcy or Receivership or Similar Proceedings

None.

Legal Proceedings

Neither the Company nor any of its officers, directors or beneficial shareholders (greater than 10%) are involved in any litigation or legal proceedings involving the business of the Company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under the "Prospectus Summary," "Risk Factors," "Management Discussion and Analysis", "Business Description" and elsewhere in this prospectus constitute forward-looking statements. The "safe harbor" for forward-looking statements does not apply to this offering since it is an initial public offering of our securities. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievement expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "intend", "expects," "plan," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

The following table and subsequent discussion contains the complete and accurate information concerning our directors and executive officers, their ages, term served and all of our officers and their positions, who will serve in the same capacity with us upon completion of the offering.

Name	Age	Term Served	Title / Position(s)
Stanley Windhorn	50	Since inception, June 22, 2012	CEO, and Director

There are no other persons nominated or chosen to become directors or executive officers nor do we have any employees other than above.

Stanley Windhorn has served as the Company's CEO and Director since June 22, 2012. Stanley Windhorn through his ventures has specialized in marketing to both consumers and businesses, both nationally as well as internationally. He is the Managing Partner and founder of Univative Concepts which is a marketing Company which he has operated since 2005. He was the owner of several Fitness 19 franchises which were sold in 2011. He serves as the Regional Manager for the automobile technology sales company, True Car. We believe his marketing skill sets will bring a distinct advantage to the Company's ability to move forward.

Our directors will hold office until the next annual meeting of shareholders and the election and qualification of their successors. Directors receive no compensation for serving on the board of directors other than reimbursement of reasonable expenses incurred in attending meetings. Officers are appointed by the board of directors and serve at the discretion of the board.

No officer, director, or persons nominated for such positions and no promoters or significant employee of GMP has been involved in legal proceedings that would be material to an evaluation of officers and directors.

Executive Compensation

Summary Compensation Table

Name and Principal Position	Stanley Windhorn
Period	Inception –September 30, 2014
Bonus	$0
Salary	$0
Stock Awards	7,100,000 shares of common stock @ $0.001 per share (Issued July 1, 2012)
Option Awards	$0
All Other Compensations	$0

Option Grants Table. There were no individual grants of stock options to purchase our common stock made to the executive officer named in the Summary Compensation Table through September 30, 2014.

Compensation of Officers and Directors

We did not accrue or pay any salaries in 2012-2014 or in the period from June 30, 2014 to September 30, 2014. However, on July 1, 2012, Stanley Windhorn was granted common shares in lieu of a salary totaling 7,000,000. He was also issued 100,000 shares at $0.001 per share for formation costs of $100. We do not anticipate beginning to accrue or pay salaries until we have adequate funds to do so and as of September 30, 2014 there are no outstanding payment obligations to Stan Windhorn either in cash or stock. Further there has been no past and there is no current accrual of any payments to be made to Stan Windhorn for salary or otherwise, whether in cash or stock, at any time prior to, or as of September 30, 2014. There are no stock option plans, retirement, pension, or profit sharing plans for the benefit of our officer and director.

Indemnification of Directors and Officers

Except as permitted by the Wyoming Revised Statutes, the Company's Articles of Incorporation do not provide for any additional or different indemnification procedures. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Company regarding which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims of indemnification. The Company has not obtained director's and officer's liability insurance, although the board of directors of the Company may determine to investigate and, possibly, acquire such insurance in the future.

Employment Agreements

On July 1, 2012 we entered into any employment agreement with Stanley Windhorn to serve as CEO, and Director whereby per the agreement “the Company shall pay to Employee a base salary of $5,000 per month, plus applicable bonuses as are awarded by the Board of Directors from time to time based on performance, which may either be paid in stock or cash at the discretion of the Board. However Employee has agreed to compensation in the form of 7,000,000 restricted shares of common stock at a par value of $0.001 in lieu of an ongoing monthly salary until such time that the Company’s Board of Directors elects to commence payment of said salary in cash or stock. Further per the Employment agreement the salary “shall terminate when the Board of Directors or shareholders vote to terminate”. No accrual has been made for any payment to Mr. Windhorn, either in cash or stock and at any time prior to, or as of, September 30, 2014. . (For further details on the agreement please see: Executive Employment Agreement, Exhibit 10.1).

Conflict of Interest - Management's Fiduciary Duties

Our directors and officer or may become, in their individual capacity, officers, directors, controlling shareholders and/or partners of other entities engaged in a variety of businesses.

LEGAL PROCEEDINGS

We may from time to time be involved in routine legal matters incidental to our business; however, at this point in time we are currently not involved in any litigation, nor are we aware of any threatened or impending litigation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth, as of June 30 and September 30, 2014, certain information with respect to the beneficial ownership of the common stock of our Company by each person who we know to be beneficial owner of more than 5% of any class or series of our capital stock, each of the directors and executive officers individually, and all directors and executive officers as a group. Unless otherwise indicated, each person named in this table has sole voting and investment power with respect to the shares beneficially owned.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common	Stanley Windhorn – CEO and Operating Manager	7,100,000*	94%

 *As of the date of this amendment, January 8, 2015 these are the only beneficially owned shares.

Transfer Agent

We have not yet engaged a Transfer Agent. However our intent is to engage Island Stock Transfer to act as our stock registrar and transfer agent. Its address and telephone number is 15500 Roosevelt Boulevard, Suite 301 Clearwater, Florida 33760, (727)-289-0069. Until engaging Island Stock Transfer, we have and will continue to act as our own transfer agent and registrar.

RELATED PARTY TRANSACTIONS

All transactions that are reportable pursuant to Item 404(d)(1) are disclosed in this section.

Since inception, the following transactions were entered into:

On July 1, 2012, the Company authorized the issuance of 100,000 founder shares at par value of $0.001 per share for $100 and 7,000,000 shares at par value of $0.001 per share for $7,000 of services rendered by Stanley Windhorn to the Company.

In March and June of 2014, the Company issued 150,000 shares at $0.10 per share for marketing services valued at $15,000.

During the years ended June 30, 2014 and 2013, the Company issued 179,500 common stock shares at $0.10 per share to investors via a Private Offering for cash proceeds of $17,950 in the share numbers and dates in the following chart:

Name	# of shares	Date of Issuance
Janice Douglas	10,000	7/9/12
Janice Douglas	15,000	2/27/13
Hector Medina	15,000	6/30/14
Hannah Grabowski	50,000	5/13/13
Brianna Stoecklein	25,000	5/21/13
Wayne Berian	15,000	4/11/14
Albie Viola	7,500	5/8/14
Patrick Frisk	25,000	5/10/14
Barb Viola	17,000	5/10/14

As at June 30 and September 30, 2014 there were 7,563,500 shares of common stock issued and outstanding.

All current shareholders acquired their shares with the intent to hold the shares for investment purposes, and not with a view to further resale or distribution, except as permitted under exemptions from registration requirements under applicable securities laws. That means that they may not sell such securities unless they are either registered with the sec and comparable agencies in the states or other jurisdictions where the purchasers reside, or are exempted from registration. The most widely used exemption from registration requirements is provided by sec Rule 144, which requires a six month holding period prior to resale, and limits the quantities of securities that can be sold during any 90 day periods.

The certificate has been issued with a restrictive legend required with respect to issuance of securities pursuant to exemptions from registration requirements under the Securities Act and the recipient acknowledged his understanding that the shares are restricted from resale unless they were either registered under the Securities Act and comparable state laws, or the transaction was effected in compliance with available exemptions from such registration requirements.

It is contemplated that we may enter into certain transactions with our directors, Stanley Windhorn or affiliates which may involve conflicts of interest in that they will not be arms' length transactions. We presently have no permanent office facilities but for the time being we will use as our business address the offices of Stanley Windhorn the operating manager, on a rent free basis, until such time as our business operations may require more extensive facilities and we believe it an appropriate time to rent commercial office space. There is presently no formal written agreement for the use of such facilities, and no assurance that such facilities will be available to us on such a basis for any specific length of time.

All future transactions between us and our officers, directors or 5% shareholders, and their respective affiliates, will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of any independent, disinterested directors.

There are currently no related party transactions between Windhorn or any other affiliates and GMP other than those disclosed herein. Further, GMP has not had any preliminary contact or discussions with Windhorn or any other affiliates and there are no present plans, proposals, arrangements or understandings with these companies to enter into any future transactions.

DISCLOSURE OF PAYMENT OF SERVICES WITH SHARES OF COMMON STOCK

On March 28, 2014 the Company entered into an agreement with David Funderburk, whereby 70,000 shares of restricted common shares at a value of $0.10 per share ($7,000) were issued as compensation for marketing services.

On June 20, 2014 the Company entered into a marketing agreement with Barb Viola, whereby 80,000 shares of restricted common shares at a value of $0.10 per share ($8,000) were issued as compensation for marketing services.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation contains provisions permitted under General Corporation Laws of Wyoming relating to the liability of directors. The provisions eliminate a director's liability to stockholders for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, including the breach of a director's duty of loyalty or acts or omissions, which involve intentional misconduct, or a knowing violation of law. Our certificate of incorporation also contains provisions obligating us to indemnify our directors and officers to the fullest extent permitted by General Corporation Laws of Wyoming. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

We are subject to the State of General Corporation Laws of Wyoming. In general, the statute prohibits a publicly held Wyoming corporation from engaging in a business combination with a person who is an interested stockholder for a period of three years after the date of the transaction in which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates, owns, or, within three years prior to the proposed business combination, did own 15% or more of our voting stock. The statute could prohibit or delay mergers or other takeovers or change in control attempts and accordingly, may discourage attempts to acquire us.

As permitted by Wyoming law, we intend to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to exceptions. In addition, our bylaws provide that we are required to indemnify our officers and directors, employees and agents under circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we would be required to advance expenses to our officers and directors as incurred in proceedings against them for which they may be indemnified. The bylaws provide that we, among other things, will indemnify officers and directors, employees and agents against liabilities that may arise by reason of their status or service as directors, officers, or employees, other than liabilities arising from willful misconduct, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of ours in which indemnification would be required or permitted. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

We have agreed to the fullest extent permitted by applicable law, to indemnify all our officers and directors.

We undertake the following:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

REPORTS TO SECURITY HOLDERS

GMP is not a reporting issuer under the Securities Exchange Act of 1934. As a result of this offering, we will become subject to the informational requirements of the 1934 Act for a period of at least one fiscal year.

FINRA requires that all issuers maintaining quotations of their securities on the OTC Bulletin Board file periodic reports under the 1934 Act. In order to maintain such a quotation, we will have to register our securities under the 1934 Act on form 8-A or form 10.

We may cease filing periodic reports with the Securities and Exchange Commission if:

      We have less than 300 stockholders of record; or

      We have less than 500, but more than 300, stockholders of record, and our total assets did not exceed $10 million on the last day of each of our three most recent fiscal years

Because of the requirement that we file periodic reports in order to have our common stock quoted on the OTC Bulletin Board, we do not intend to suspend our reporting obligations in the foreseeable future.

The public may read and copy any materials that we file with the Commission at the Commission's Public Reference Room at 100 F St,, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov.

We intend to furnish to our stockholders annual reports containing financial statements audited and reported upon by our independent accounting firm, and such other periodic reports as we may determine to be appropriate or as may be required by law.

AUDITED FINANCIAL STATEMENTS

GREEN MEADOW PRODUCTS, INC.

TABLE OF CONTENTS

June 30, 2014 and June 30, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Green Meadow Products, Inc.

3481 E. Sunset Rd. Ste. 100

Las Vegas, NV 89120

We have audited the accompanying balance sheets of Green Meadow Products, Inc. as of June 30, 2014 and 2013 and the related statement of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Green Meadow Products, Inc. as of June 30, 2014 and 2013 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements the Company suffered a loss from operations during the year ended June 30, 2013, has yet to establish a reliable, consistent and proven source of revenue to meet its operating costs on an ongoing basis and currently does not have sufficient available funding to fully implement its business plan. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

These financial statements have been restated to incorporate additional disclosures related to the Company’s revenue recognition policies in Footnote 2, Significant Accounting Policies; and its accounting policies for license agreements in Footnote 5 Licensing Agreements.

Arvada, Colorado
September 24, 2014 except for additional disclosure in Footnote 2 and 5, as to which the date is December 4, 2014 Cutler & Co. LLC

GREEN MEADOW PRODUCTS, INC.

BALANCE SHEETS

	June 30, 2014	June 30, 2013

Assets

Current Assets
Cash	$47,713	$5,305
Accounts receivable-discontinued operations	—	25,000
Inventory	—	1,147
Total Current Assets	47,713	31,452

Other Assets
Web development costs, net of amortization of $139 and $0 respectively.	9,861	5,000
Other intangible assets, net of amortization of $1,400 and $350 respectively.	9,100	10,150

Total Assets	$66,674	$46,602

Liabilities And Stockholders' Equity

Current Liabilities
Accounts payable-discontinued operations	$—	$30,000
Income tax payable	1,984	—
Total Current Liabilities	1,984	30,000

Total Liabilities	1,984	30,000
Commitments and Contingencies
Stockholders' Equity
Common stock $0.001 par value 75,000,000 shares authorized 7,563,500 and 7,334,000 shares issued and outstanding at June 30, 2014 and 2013, respectively	7,564	7,334
Additional paid-in-capital	45,886	23,166
Accumulated Earnings (deficit)	11,240	(13,898)
Total Stockholders' Equity	64,690	16,602

Total Liabilities and Stockholders' Equity	$66,674	$46,602

See accompanying notes to audited financial statements.

GREEN MEADOW PRODUCTS, INC.

STATEMENTS OF OPERATIONS

	Year ended		Year ended
	June 30, 2014		June 30, 2013

Revenue
Sub license agreements	$41,000		$—
Pet products	3,640		—
Total Revenue	44,640		—

Cost of goods sold	1,147		—

Gross Profit	43,493		—

Operating Expenses
Consulting services, related party	—		7,000
Professional fees	—		5,000
Advertising and marketing	15,000		—
Amortization	1,189		350
Other fees	182		148
Total Operating Expenses	16,371		12,498

Income/(Loss) from continuing operations	27,122		(12,498)

Discontinued Operations
Loss from discontinued operations	—		(1,400)

Income (loss) before income taxes	27,122		(13,898)

Income taxes	1,984		—

Net Income (loss)	$25,138		$(13,898)

Basic and Diluted Income (Loss) Per Share from continuing operations	$0.00	*	$(0.00)*
Basic and Diluted Income (Loss) Per Share from discontinued operations	—		(0.00)*
Basic and Diluted Income (Loss) Per Share from all operations	$0.00	*	$(0.00)*

Weighted Average of Common Shares Outstanding basic and diluted	7,364,464		7,156,255

 * denotes income or loss of less than $0.01 per share

See accompanying notes to audited financial statements.

GREEN MEADOW PRODUCTS, INC.

STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

	Common Stock Number of Shares	Amount	Additional Paid in Capital	Accumulated Earnings (Deficit)	Total

Balance, June 30, 2012	—	$—	$—	$—	$—

Stock issued as founders shares	100,000	100	—	—	100
Stock issued for services, related party	7,000,000	7,000	—	—	7,000
Stock issued for cash consideration	100,000	100	9,900	—	10,000
Stock issued to acquire inventory for discontinued operations	34,000	34	3,366	—	3,400
Stock issued for services	100,000	100	9,900	—	10,000

Net loss for the year ended June 30, 2013	—	—	—	(13,898)	(13,898)

Balance, June 30, 2013	7,334,000	7,334	23,166	(13,898)	16,602

Stock issued for cash consideration	79,500	80	7,870	—	7,950
Stock issued for services	150,000	150	14,850	—	15,000

Net income for the year ended June 30, 2014	—	—	—	25,138	25,138

Balance, June 30, 2014	7,563,500	$7,564	$45,886	$11,240	$64,690

See accompanying notes to audited financial statements.

 GREEN MEADOW PRODUCTS, INC.

STATEMENT OF CASH FLOWS

	Year Ended	Year Ended
	June 30, 2014	June 30, 2013
Cash Flows from Operating Activities
Net Income (loss)	$25,138	$(13,898)
Adjustments to Reconcile Net Income (Loss) To Net Cash Provided by (Used In) Operating Activities:
Amortization expense	1,189	350
Loss from discontinued operations	—	1,400
Stock for services	15,000	7,000
Changes in operating assets and liabilities
Inventory	1,147	(1,147)
Income tax payable	1,984	—

Net Cash Provided by Operating Activities-continuing operations	44,458	(6,295)

Net Cash Provided by Operating Activities-Discontinued operations	(5,000)	5,000

Net Cash Provided by (used in) Operating Activities	39,458	(1,295)

Cash Flows from Investing Activities
Website development costs	(5,000)	(5,000)
Licensing agreement	—	(500)

Net Cash used in Investing Activities-continuing operations	(5,000)	(5,500)

Net Cash provided by Investing Activities-discontinued operations	—	2,000

Net Cash used in Investing Activities	(5,000)	(3,500)
Cash Flows from Financing Activities
Proceeds for the sale of common stock	7,950	10,100

Net Cash Provided by Financing Activities	7,950	10,100

Increase in Cash	42,408	5,305

Cash at Beginning of Year	5,305	—

Cash at End of Year	$47,713	$5,305

Supplemental disclosure
Cash paid for Interest	$—	$—
Cash paid for income taxes	$—	$—

Supplementary disclosure of noncash financing activities:
Issuance of common stock for the purchase of other intangible assets	$—	$10,000
Issuance of common stock for the purchase of inventory- discontinued operations	$—	$3,400

See accompanying notes to audited financial statements.

GREEN MEADOW PRODUCTS, INC.

NOTES TO THE AUDITED FINANCIAL STATEMENTS

FOR THE TWELVE MONTHS ENDED JUNE 30, 2014 AND 2013

Note 1 – NATURE OF OPERATIONS

Green Meadow Products, Inc. ("the Company", "GMP", "we", "us" or "our") was incorporated under the laws of the State of Wyoming on June 22, 2012.

The Company initially acquired a product for trucking fleets on December 20, 2012. Subsequently on April 18, 2013, we made the decision to take the business in a different direction and sold the product for the trucking fleets at a loss. The Company's new focus is on natural products for the pet industry.

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

BASIS OF PRESENTATION

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars. The Company's year-end is June 30.

DEVELOPMENT STAGE ENTERPRISE

The Company is in the development stage as defined under the then current Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 915-205 "Development-Stage Entities," and among the additional disclosures required as a development stage company are that our financial statements were identified as those of a development stage company, and that the statements of operations, stockholders' deficit and cash flows disclosed activity since the date of our inception (June 22, 2012) as a development stage company. Effective June 10, 2014 FASB changed its regulations with respect to Development Stage Entities and these additional disclosures are no longer required for annual reporting periods beginning after December 15, 2014 with the option for entities to early adopt these new provisions. The Company has elected to early adopt these provisions and consequently these additional disclosures have not been included in these financial statements.

ESTIMATES

The preparation of the financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. There were no cash equivalents as of June 30, 2014 or 2013.

ACCOUNTS RECEIVABLE

Trade receivables are carried at original invoice amount. Accounts receivable are written off to bad debt expense using the direct write-off method. Receivables past due for more than 120 days are considered delinquent. Management determines uncollectible accounts by regularly evaluating individual customer receivables and considering a customer's financial condition, credit history, and current economic conditions and by using historical experience applied to an aging of accounts. Recoveries of trade receivables previously written off are recorded when received

INVENTORY

Inventory is recorded at lower of cost or market; cost is computed on a first-in first-out basis. Inventory consists of pet pain relief products.

FINANCIAL INSTRUMENTS

Fair value measurements are determined based on the assumptions that market participants would use in pricing an asset or liability. Accounting Standards Codification ("ASC") 820-10 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. ASC 820 establishes a fair value hierarchy that prioritizes the use of inputs used in valuation methodologies into the following three levels:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets. A quoted price in an active market provides the most reliable evidence of fair value and must be used to measure fair value whenever available.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs which reflect a reporting entity's own assumptions about the assumptions that market participants would use for pricing an asset or liability. For example, level 3 inputs would relate to forecasts of future earnings and cash flows used in a discounted future cash flows method.

The recorded amounts of financial instruments, comprising cash and income tax payable, approximate their market values as of June 30, 2014 due to the short term maturities of these financial instruments.

PROPERTY AND EQUIPMENT

The Company values its investment in property and equipment at cost less accumulated depreciation. Depreciation is computed primarily by the straight line method over the estimated useful lives of the assets ranging from three to five years. As of June 30, 2014 and June 30, 2013 the Company owned no property and equipment.

WEBSITE DEVELOPMENT COSTS

Under ASC350-50, Website Development Costs, costs and expenses incurred during the planning and operating stages of the Company's website are expensed as incurred. Under ASC 350-50, costs incurred in the website application and infrastructure development stages are capitalized by the Company and amortized to expense over the website's estimated useful life or period of benefit which is estimated to be 5 years.

OTHER INTANGIBLE ASSETS

Formula

IMPAIRMENT OF LONG-LIVED ASSETS

The Company evaluates the recoverability of long-lived assets and the related estimated remaining lives at each balance sheet date. The Company records an impairment or change in useful life whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed.

INCOME TAXES

The Company follows the accrual method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying values and their respective income tax basis (temporary differences). The effect on the deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. As at June 30, 2014, the Company recognized a liability of $1,984 in respect of the income it generated in the twelve months ended June 30, 2014, net of brought forward tax losses, at its marginal tax rate of 15%.

REVENUE RECOGNITION

The Company recognizes revenue in accordance with Accounting Standards Codification No. 605, "Revenue Recognition" ("ASC-605"), ASC-605 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company will defer any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

The Company's revenues have been generated primarily through sublicense and distribution agreements related to our Paw Pal product and our pain relief products. The terms of these agreements generally consist solely of upfront, nonrefundable payments for licensing and distribution rights. Revenues from non-refundable licensing and distribution fees are recognized upon receipt of the payment if the license has stand-alone value and we do not have ongoing involvement or obligations.

For the year ended June 30, 2014, all license payments met the above criteria or in the case of one contract, the only continuing involvement was to sell our products to the distributor at pricing that is consistent with market transactions, thereby allowing for the recognition of revenue for the licensing and distribution arrangements upon receipt.

When non-refundable license fees do not meet this criteria, the license revenues are recognized over the expected period of performance. We periodically review for any expected period of substantial involvement under the agreements that provide for non-refundable up-front payments and license fees. If ever applicable, we will adjust the amortization periods when appropriate to reflect changes in assumptions relating to the duration of our expected involvement.

ADVERTISING COSTS

The Company's policy regarding advertising is to expense advertising when incurred. The Company incurred advertising expense of $0 during the years ended June 30, 2014 or 2013.

STOCK BASED COMPENSATION

The Company recognizes stock-based compensation in accordance with ASC Topic 718 "Stock Compensation", which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options and employee stock purchases related to an Employee Stock Purchase Plan based on the estimated fair values. For non-employee stock-based compensation, we have adopted ASC Topic 505 "Equity-Based Payments to Non-Employees", which requires stock-based compensation related to non-employees to be accounted for based on the fair value of the related stock or options or the fair value of the services on the grant date, whichever is more readily determinable in accordance with ASC Topic 718.

NET INCOME (LOSS) PER SHARE OF COMMON STOCK

The Company computes net income (loss) per share in accordance with ASC 105, "Earnings per Share" which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic income (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period.  Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive.

The Company has no potentially dilutive debt or equity instruments issued and outstanding during the years ended June 30, 2014 or 2013.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on our financial condition or the results of its operations other than in respect of the early adoption of the new regulations relating to Development Stage Entities as discussed above.

Note 3 – GOING CONCERN

The financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. As at June 30, 2014 the Company had yet to establish a proven, reliable, recurring source of revenue to fund its ongoing operating costs and with insufficient funds to fully implement its proposed business plan. This raises substantial doubt about the Company's ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. The Company is contemplating conducting an offering of its debt or equity securities to obtain additional operating capital. The Company is dependent upon its ability, and will continue to attempt, to secure equity and/or debt financing. There are no assurances that the Company will be successful and without sufficient financing it would be unlikely for the Company to continue as a going concern.

Note 4 – DISCONTINUED OPERATIONS

The Company acquired the Overhead Door Saver for distribution to trucking fleets on December 20, 2012 for a sum of $33,400 from Autovative Products, Inc. Of the purchase consideration, $30,000 which was to be paid in cash, which was outstanding as a payable at June 30, 2014 and paid during the year ended June 30, 2014. The balance of $3,400 was paid by the issuance of 34,000 shares of our common stock, which was subsequently distributed to the 34 shareholders of Autovative Products, Inc. per the terms of the agreement. Subsequently the Company made a decision to withdraw from any further marketing or development of the product and sold the product on April 18, 2013 for $32,000. As of June 30, 2013 $2,000 of the purchase consideration had been received and a balance of $30,000 was receivable at June 30, 2013 and was received during the twelve months ended June 30, 2014. The sale of the Overhead Door Saver resulted in a loss of $1,400 which has been recognized as a loss arising from discontinued operations.

Note 5 –LICENSING AGREEMENTS

On January 21, 2014, we signed a contract with Wholesale 4 You, Inc. (“Wholesale”) whereby Wholesale acquired the exclusive licensing rights to manufacture and sell our pain relief product in Central and South America for the sum of $15,000. There are no future royalties attached to the sale of these rights. Under the terms of the contract we were required to deliver all details, digital information, specifications and samples of our pain relief formula upon acceptance of the contract and upon receipt of the $15,000 payment, which we have done. We have no further obligations under the contract other than we have given an undertaking that we will not compete with Wholesale in the Central and South American markets. Accordingly we have recognized in full the $15,000 received from the sale of these licensing rights as revenue during the period.

On February 19, 2014, we signed a contract with Sandstone Enterprises, LLC (“Sandstone”) for the exclusive rights to distribute our pain relief product in Virginia and North Carolina for the sum of $6,000. Under the terms of the contract we agreed to sell Sandstone our product at a fixed market price, authorized Sandstone to sell our product under their own private label and specified the minimum price at which Sandstone could sell the product unless both parties agree to a different price structure for wholesale customers. There are no future royalties attached to the sale of these rights. Under the terms of the contract we were required to deliver all product details, formula breakdown details, digital information, specifications and samples of the pain relief formula upon acceptance of the contract, which we have done. As our only continuing involvement will be our selling product to the distributor at pricing that is consistent with market transactions, we have recognized in full the $6,000 received from the sale of these distribution rights as revenue during the period.

On March 28, 2014, we entered into a contract with Mountain High, Inc. (“Mountain High”) for the rights to manufacture and sell both the Paw Pal product and our pain relief formula internationally, with the exception of Central and South America, for the sum of $21,500. We subsequently agreed to accept $20,000 in full settlement of the contract. There are no future royalties attached to the sale of these rights. Under the terms of the contract we were required to deliver all details, digital information, specifications and samples of the pain relief formula upon acceptance of the contract and upon receipt of the $20,000 payment, which we have done. We have no further obligations under the contract other than we have given an undertaking that we will not compete with Mountain High in its international markets. Accordingly we have recognized in full the $20,000 received from the sale of these licensing rights as revenue during the period.

Note 6– INCOME TAXES

We account for income taxes in accordance with FASB ASC 740, Income Taxes which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

The Company has not taken a tax position that, if challenged, would have a material effect on the financial statements for the years ended June 30, 2014 and 2013 as defined under ASC 740, "Accounting for Income Taxes." We did not recognize any adjustment to the liability for uncertain tax position and therefore did not record any adjustment to the beginning balance of the accumulated deficit on the balance sheet.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The sources and tax effects of the differences for the periods presented are as follows:

	June 30, 2014	June 30, 2013

Income tax provision at the federal statutory rate	15%	15%
Effect of operating losses	(8%)	(15%)
	7%	-%

Changes in the cumulative net deferred tax assets consist of the following:

	June 30, 2014	June 30, 2013

Net loss carry forward	$13,898	$13,898
Offset against current year taxable income	(13,898)	—
Valuation allowance	—	(13,898)
	$—	$—

A reconciliation of income taxes computed at the statutory rate of 15% is as follows:

	June 30, 2014	June 30, 2013

Tax at statutory rate	$4,069	$2,085
Offset against brought forward tax losses	(2,085)	—
Valuation allowance	—	(2,085)
	$1,984	$—

Note 7 – COMMITMENTS AND CONTINGENCIES

Contractual obligation

We did not enter into any long term contractual obligations during the years ended June 30, 2014 or 2013.

Litigation

We were not subject to any legal proceedings during the years ended June 30, 2014 or 2013 and no legal proceedings are currently pending or threatened to the best of our knowledge.

Note 8 – COMMON STOCK

The Company is authorized to issue $75 million shares of common stock with $0.001 par value.

On July 1, 2012, the Company authorized the issuance of 100,000 founder shares at par value of $0.001 per share for $100 and 7,000,000 shares at par value of $0.001 per share for $7,000 of services rendered to the Company by Stanley Windhorn, the Company's sole director and officer.

On December 20, 2012 the Company issued 34,000 shares valued at $3,400 to Autovative Products, Inc., as partial consideration for the purchase of inventory associated with our discontinued operations; which, per contract, were subsequently distributed to the 34 shareholders of record of Autovative Products, Inc.

On February 27, 2013, the Company issued 100,000 shares at $0.10 per share to Hector Medina in conjunction with a contract for the acquisition of a pet natural pain relief formula, these shares were valued at $10,000.

On July 9, 2012 the Company issued 10,000 common stock shares at $0.10 per share to an investor via a Private Offering for cash proceeds of $1,000.

On February 27, 2013 the Company issued 15,000 common stock shares at $0.10 per share to an investor via a Private Offering for cash proceeds of $1,500.

In May 2013 the Company issued 75,000 common stock shares at $0.10 per share to an investor via a Private Offering for cash proceeds of $7,500.

As at June 30, 2013 there were 7,334,000 shares of common stock issued and outstanding.

In March and June 2014 collectively, the Company issued 150,000 shares at $0.10 per share for marketing services valued at $15,000.

During April, May and June of 2014 the Company issued 79,500 common stock shares at $0.10 per share to five investors via a Private Offering for cash proceeds of $7,950.

As at June 30, 2014 there were 7,563,500 shares of common stock issued and outstanding.

Note 9 – SUBSEQUENT EVENTS

Management has reviewed events between June 30, 2014 to the date that the financials were issued, on September 24, 2014, and there were no significant events identified for disclosure.

CONDENSED UNAUDITED FINANCIAL STATEMENTS

GREEN MEADOW PRODUCTS, INC.

TABLE OF CONTENTS

 FOR THE THREE MONTH PERIODS ENDED SEPTEMBER 30, 2014 AND 2013

Condensed Financial Statements
Report of Registered Independent Accounting Firm	F-11
Condensed Balance Sheet as of September 30, 2014 (unaudited) and June 30, 2014	F-12
Condensed Statements of Operations for the three month periods ended September 30, 2014 and 2013 (unaudited)	F-13
Condensed Statements of Cash Flows for the three month periods) ended September 30, 2014 and 2013 (unaudited)	F-14
Notes to the Condensed Unaudited Financial Statements	F-15-19

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Green Meadow Products, Inc.

3481 E. Sunset Rd. Ste. 100

Las Vegas, NV 89120

 We have reviewed the accompanying balance sheet of Green Meadow Products, Inc. as of September 30, 2014, and the related statements of operations and cash flows for the three months ended September 30, 2014 and 2013. These financial statements are the responsibility of the management of Green Meadow Products, Inc.

We have conducted our review in accordance with standards established by the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Because of the Company’s current status and limited operations there is substantial doubt about its ability to continue as a going concern. Management’s plans in regard to its current status are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty

Cutler & Co. LLC Wheat Ridge, (formerly Arvada),Colorado January 8, 2015 9605 West 49th Ave. Suite 200 Wheat Ridge, Colorado 80033 ~ Phone 303-968-3281 ~ Fax 303-456-7488 ~ www.cutlercpas.com

GREEN MEADOW PRODUCTS, INC.

CONDENSED BALANCE SHEETS

	Unaudited September 30, 2014	Audited June 30, 2014

Assets

Current Assets
Cash	$41,707	$47,713
Total Current Assets	41,707	47,713

Other Assets
Web development costs, net of amortization of $174 and $139 respectively.	14,826	9,861
Other intangible assets, net of amortization of $1,663 and $1,400 respectively.	8,837	9,100

Total Assets	$65,370	$66,674

Liabilities And Stockholders' Equity

Current Liabilities
Income tax payable	$1,788	$1,984
Total Current Liabilities	1,788	1,984

Total Liabilities	1,788	1,984
Commitments and Contingencies
Stockholders' Equity
Common stock $0.001 par value 75,000,000 shares authorized 7,563,500 shares issued and outstanding at September 30, 2014 (unaudited) and June 30, 2014	7,564	7,564
Additional paid-in-capital	45,886	45,886
Accumulated Earnings	10,132	11,240
Total Stockholders' Equity	63,582	64,690

Total Liabilities and Stockholders' Equity	$65,370	$66,674

See accompanying notes to condensed unaudited financial statements.

GREEN MEADOW PRODUCTS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Month Period Ending	Three Month Period Ending
	September 30,	September 30,
	2014	2013

Revenue
Sub license agreements	$15,000	$—
Total Revenue	15,000	—

Operating Expenses
Professional fees	16,000	-
Amortization	298	-
Other fees	6	11
Total Operating Expenses	16,304	11

Loss from continuing operations	(1,304)	(11)

Discontinued Operations
Loss from discontinued operations	—	—

Income (loss) before income taxes	(1,304)	(11)

Income taxes	196	—

Net Income (loss)	$(1,108)	$(11)

Basic and Diluted Income (Loss) Per Share from continuing operations	$(0.00)*	$(0.00)*
Basic and Diluted Income (Loss) Per Share from discontinued operations	—	—
Basic and Diluted Income (Loss) Per Share from all operations	$(0.00) *	$(0.00)*

Weighted Average of Common Shares Outstanding basic and diluted	7,563,500	7,334,000

 * denotes loss of less than $0.01 per share

See accompanying notes to condensed unaudited financial statements.

GREEN MEADOW PRODUCTS, INC.

CONDENSED STATEMENT OF CASH FLOWS

(Unaudited)

	For the Three Month Period Ended September 30, 2014	For the Three Month Period Ended September 30, 2013
Cash Flows from Operating Activities
Net Income (loss)	$(1,108)	$(11)
Adjustments to Reconcile Net Income (Loss) To Net Cash Provided by (Used In) Operating Activities:
Amortization expense	298	—
Changes in operating assets and liabilities
Accounts payable	—	(15,000)
Income tax payable	(196)	—

Net Cash Provided by Operating Activities-continuing operations	(1,006)	(15,011)

Net Cash Provided by Operating Activities-Discontinued operations	—	—

Net Cash Provided by (used in) Operating Activities	(1,006)	(15,011)

Cash Flows from Investing Activities
Website development costs	(5,000)	—

Net Cash provided by Investing Activities-discontinued operations	—	10,000

Net Cash used in Investing Activities	(5,000)	10,000

Cash Flows from Financing Activities
Net Cash Provided by (Used in) Financing Activities	—	—

Increase in Cash	(6,006)	(5,011)

Cash at Beginning of Period	47,713	5,305

Cash at End of Period	$41,707	$294

 See accompanying notes to condensed unaudited financial statements.

GREEN MEADOW PRODUCTS, INC.

CONDENSED NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

FOR THE THREE MONTH PERIODS ENDED SEPTEMBER 30, 2014 AND 2013 AND

Note 1 – NATURE OF OPERATIONS

Green Meadow Products, Inc. ("the Company", "GMP", "we", "us" or "our") was incorporated under the laws of the State of Wyoming on June 22, 2012.

The Company initially acquired a product for trucking fleets on December 20, 2012. Subsequently on April 18, 2013, we made the decision to take the business in a different direction and sold the product for the trucking fleets at a loss. The Company's new focus is on natural products for the pet industry.

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

BASIS OF PRESENTATION

Basis of Presentation

The Company's fiscal year end is June 30. The accompanying unaudited interim condensed financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and the rules and regulations of the Securities and Exchange Commission ("SEC") for interim financial reporting and are presented in US dollars. Accordingly, these unaudited interim condensed financial statements do not include all information and footnote disclosures required for an annual set of financial statements prepared under United States generally accepted accounting principles. In the opinion of our management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of the financial position, results of operations and cash flows as of September 30, 2014 and for the interim periods presented herein have been reflected in these unaudited interim condensed financial statements and the notes thereto. Interim results included herein are not necessarily indicative of the results to be expected for the fiscal year as a whole. These unaudited interim condensed financial statements should be read in conjunction with the audited financial statements and accompanying notes for the fiscal year ended June 30, 2014, included elsewhere in this registration statement

DEVELOPMENT STAGE ENTERPRISE

The Company is in the development stage as defined under the then current Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 915-205 "Development-Stage Entities," and among the additional disclosures required as a development stage company are that our financial statements were identified as those of a development stage company, and that the statements of operations, stockholders' deficit and cash flows disclosed activity since the date of our inception (June 22, 2012) as a development stage company. Effective June 10, 2014 FASB changed its regulations with respect to Development Stage Entities and these additional disclosures are no longer required for annual reporting periods beginning after December 15, 2014 with the option for entities to early adopt these new provisions. The Company has elected to early adopt these provisions and consequently these additional disclosures have not been included in these financial statements.

ESTIMATES

The preparation of the financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. There were no cash equivalents as of June 30, 2014 or September 30, 2014.

ACCOUNTS RECEIVABLE

Trade receivables are carried at original invoice amount. Accounts receivable are written off to bad debt expense using the direct write-off method. Receivables past due for more than 120 days are considered delinquent. Management determines uncollectible accounts by regularly evaluating individual customer receivables and considering a customer's financial condition, credit history, and current economic conditions and by using historical experience applied to an aging of accounts. Recoveries of trade receivables previously written off are recorded when received

INVENTORY

Inventory is recorded at lower of cost or market; cost is computed on a first-in first-out basis. Inventory consists of pet pain relief products.

FINANCIAL INSTRUMENTS

Fair value measurements are determined based on the assumptions that market participants would use in pricing an asset or liability. Accounting Standards Codification ("ASC") 820-10 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. ASC 820 establishes a fair value hierarchy that prioritizes the use of inputs used in valuation methodologies into the following three levels:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets. A quoted price in an active market provides the most reliable evidence of fair value and must be used to measure fair value whenever available.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs which reflect a reporting entity's own assumptions about the assumptions that market participants would use for pricing an asset or liability. For example, level 3 inputs would relate to forecasts of future earnings and cash flows used in a discounted future cash flows method.

The recorded amounts of financial instruments, comprising cash and income tax payable, approximate their market values as of September 30, and June 30, 2014 due to the short term maturities of these financial instruments.

PROPERTY AND EQUIPMENT

The Company values its investment in property and equipment at cost less accumulated depreciation. Depreciation is computed primarily by the straight line method over the estimated useful lives of the assets ranging from three to five years. As of September 30, and June 30, 2014 the Company owned no property and equipment.

WEBSITE DEVELOPMENT COSTS

Under ASC350-50, Website Development Costs, costs and expenses incurred during the planning and operating stages of the Company's website are expensed as incurred. Under ASC 350-50, costs incurred in the website application and infrastructure development stages are capitalized by the Company and amortized to expense over the website's estimated useful life or period of benefit which is estimated to be 5 years.

OTHER INTANGIBLE ASSETS

The Company acquired a natural pet pain relief formula in 2013. Under ASC 350-50-1, costs incurred in the acquisition of an intangible asset are capitalized by the Company and amortized to expense over the formula's estimated useful life or period of benefit which is estimated to be 10 years.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company evaluates the recoverability of long-lived assets and the related estimated remaining lives at each balance sheet date. The Company records an impairment or change in useful life whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed.

INCOME TAXES

The Company follows the accrual method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying values and their respective income tax basis (temporary differences). The effect on the deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. As at September 30, 2014, the Company recognized a liability of $1,788 in respect of the income it generated in the twelve month ended June 30, 2014 net of brought forward tax losses form the twelve months ended June 30, 2013, and net of tax losses incurred during the three months ended September 30, 2014, at its marginal tax rate of 15%.

REVENUE RECOGNITION

The Company recognizes revenue in accordance with Accounting Standards Codification No. 605, "Revenue Recognition" ("ASC-605"), ASC-605 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company will defer any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

The Company's revenues have been generated primarily through sublicense and distribution agreements related to our Paw Pal product and our pain relief products. The terms of these agreements generally consist solely of upfront, nonrefundable payments for licensing and distribution rights. Revenues from non-refundable licensing and distribution fees are recognized upon receipt of the payment if the license has stand-alone value and we do not have ongoing involvement or obligations.

For the year ended June 30, 2014, and the period ending September 30, 2014, all license payments met the above criteria or in the case of one contract, the only continuing involvement was to sell our products to the distributor at pricing that is consistent with market transactions, thereby allowing for the recognition of revenue for the licensing and distribution arrangements upon receipt.

When non-refundable license fees do not meet this criteria, the license revenues are recognized over the expected period of performance. We periodically review for any expected period of substantial involvement under the agreements that provide for non-refundable up-front payments and license fees. If ever applicable, we will adjust the amortization periods when appropriate to reflect changes in assumptions relating to the duration of our expected involvement.

ADVERTISING COSTS

The Company's policy regarding advertising is to expense advertising when incurred. The Company incurred advertising expense of $0 during the three month periods ended September 30, 2014 and 2013.

STOCK BASED COMPENSATION

The Company recognizes stock-based compensation in accordance with ASC Topic 718 "Stock Compensation", which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options and employee stock purchases related to an Employee Stock Purchase Plan based on the estimated fair values. For non-employee stock-based compensation, we have adopted ASC Topic 505 "Equity-Based Payments to Non-Employees", which requires stock-based compensation related to non-employees to be accounted for based on the fair value of the related stock or options or the fair value of the services on the grant date, whichever is more readily determinable in accordance with ASC Topic 718.

NET INCOME (LOSS) PER SHARE OF COMMON STOCK

The Company computes net income (loss) per share in accordance with ASC 105, "Earnings per Share" which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic income (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period.  Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive.

The Company has no potentially dilutive debt or equity instruments issued and outstanding during the three months ended September 30, 2014 and 2013.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on our financial condition or the results of its operations other than in respect of the early adoption of the new regulations relating to Development Stage Entities as discussed above.

Note 3 – GOING CONCERN

The financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. At September 30, 2014 the Company had yet to establish a proven, reliable, recurring source of revenue to fund its ongoing operating costs and with insufficient funds to fully implement its proposed business plan. This raises substantial doubt about the Company's ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. The Company is contemplating conducting an offering of its debt or equity securities to obtain additional operating capital. The Company is dependent upon its ability, and will continue to attempt, to secure equity and/or debt financing. There are no assurances that the Company will be successful and without sufficient financing it would be unlikely for the Company to continue as a going concern.

Note 4 – DISCONTINUED OPERATIONS

The Company acquired the Overhead Door Saver for distribution to trucking fleets on December 20, 2012 for a sum of $33,400 from Autovative Products, Inc. Of the purchase consideration, $30,000 which was to be paid in cash, which was outstanding as a payable at June 30, 2014 and paid during the year ended June 30, 2014. The balance of $3,400 was paid by the issuance of 34,000 shares of our common stock, which was subsequently distributed to the 34 shareholders of Autovative Products, Inc. per the terms of the agreement. Subsequently the Company made a decision to withdraw from any further marketing or development of the product and sold the product on April 18, 2013 for $32,000. As of June 30, 2013 $2,000 of the purchase consideration had been received and a balance of $30,000 was receivable at June 30, 2013 and was received during the twelve months ended June 30, 2014. The sale of the Overhead Door Saver resulted in a loss of $1,400 which has been recognized as a loss arising from discontinued operations during the year ended June 30, 2014.

Note 5 –LICENSING AGREEMENTS

On September 18, 2014, we entered into a contract with Eastwinds Holding Corporation (“EWH”) for the non exclusive sub licensing rights to manufacture and sell our pain relief formula in the United States with the exception of Virginia and North Carolina, for the sum of $15,000. There are no future royalties attached to the sale of these rights. Under the terms of the contract we were required to deliver all details, digital information, specifications and samples of the pain relief formula upon acceptance of the contract and upon receipt of the $15,000 payment, which we have done. We have no further obligations under the contract. Accordingly we have recognized in full the $15,000 received from the sale of these licensing rights as revenue during the period. The rights have no duration or termination constraints.

Note 6– INCOME TAXES

We account for income taxes in accordance with FASB ASC 740, Income Taxes which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

The Company has not taken a tax position that, if challenged, would have a material effect on the financial statements as of September 30 or June 30, 2014 as defined under ASC 740, "Accounting for Income Taxes." We did not recognize any adjustment to the liability for uncertain tax position and therefore did not record any adjustment to the beginning balance of the accumulated deficit on the balance sheet.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The sources and tax effects of the differences for the periods presented are as follows:

	September 30, 2014	September 30, 2013

Income tax provision at the federal statutory rate	15%	15%
Effect of operating losses	(15%)	(15%)
	-%	-%

Changes in the cumulative net deferred tax assets consist of the following:

	September 30, 2014	June 30, 2014

Net loss carry forward	$-	$13,898
Offset against current or prior year taxable income	(1,304)	(13,898)
Valuation allowance	—	—
	$—	$—

Note 7 – COMMITMENTS AND CONTINGENCIES

Contractual obligation

We did not enter into any long term contractual obligations as of September 30, 2014 and June 30, 2014.

Litigation

We were not subject to any legal proceedings as of September 30, 2014 and June 30, 2014 and no legal proceedings are currently pending or threatened to the best of our knowledge.

Note 8 – COMMON STOCK

No shares of common stock were issued during the three months ended September 30, 2014 or 2013.

As at September 30 and June 30, 2014, there were 7,563,500 shares of common stock issued and outstanding.

Note 9 – SUBSEQUENT EVENTS

In accordance with ASC 855, Subsequent Events, the Company has evaluated events that occurred subsequent to events to the balance sheet date through January 8, 2014, the date of available issuance of these audited financial statements. The Company determined that other than as disclosed above, there were no material reportable subsequent events to be disclosed.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

We were incorporated in Wyoming on June 22, 2012 and we have elected, for the purpose of filing our Registration Statement with the SEC and preparing our audit, June 30, 2014 as our fiscal year end.

We were formed to develop businesses, assets and opportunities, some acquired and contributed from third parties and our founding shareholders. The Company initially acquired a product for trucking fleets which it sold at a loss in order to focus on the pet product business. The Company now operates in the pet natural health supplement and related fields; with a focus on natural pet pain relief formulas and pet pain preventative products. We believe it will be able to successfully compete in today's natural supplement and related fields industry by controlling production costs and by limiting its distribution expenses using, primarily, online marketing tools to promote its products and to further develop its digital strategies.

During the year ended June 30, 2013 we had revenues of $0, total operating expenses of $12,498, a loss from discontinued operations of $1,400 and a net loss was $13,898.

During the year ended June 30, 2014 we had gross revenues of $44,640, derived primarily from the sale of rights to our pain relief formula, product sales and rights to our product, the Paw Pal, total operating expenses of $16,371, an income tax expense of $1,984 and net income of $25,138.

During the period ended September 30, 2014 we had revenues of $15,000 derived from the sale of licensing right to our pain relief formula, total operating expenses of $16,304, and a net loss was $1,108. It is the intention of the Company to continue to develop and distribute its pain relief formula as well as its product, the Paw Pal, however, there is no assurance the Company will continue to generate net income on an ongoing basis.

As at June 30, 2013 the Company had $5,305 of cash on hand, total assets of $46,602 and $30,000 of liabilities.

As at June 30, 2014 the Company had $47,713 of cash on hand, total assets of $66,674 and $1,984 of liabilities.

As at September 30, 2014 the Company had $41,707 cash on hand, total assets of $65,370 and $1,788 of liabilities.

The Company believes that it may have sufficient capital to operate over the next twelve (12) months.

Significant Accounting Policies and Estimates

Management's Discussion and Analysis of Financial Condition and Results of Operations discusses the Company's consolidated financial statements which have been prepared in accordance with accounting principals generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates and judgments on historical experiences and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification No. 605, "Revenue Recognition" ("ASC-605"), ASC-605 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company will defer any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

The Company's revenues have been generated primarily through sublicense and distribution agreements related to our Paw Pal product and our pain relief products. The terms of these agreements generally consist solely of upfront, nonrefundable payments for licensing and distribution rights. Revenues from non-refundable licensing and distribution fees are recognized upon receipt of the payment if the license has stand-alone value and we do not have ongoing involvement or obligations.

For the year ended June 30, 2014 and the period ended September 30, 2014, all license payments met the above criteria or in the case of one contract, the only continuing involvement was to sell our products to the distributor at pricing that is consistent with market transactions, thereby allowing for the recognition of revenue for the licensing and distribution arrangements upon receipt.

When non-refundable license fees do not meet this criteria, the license revenues are recognized over the expected period of performance. We periodically review for any expected period of substantial involvement under the agreements that provide for non-refundable up-front payments and license fees. If ever applicable, we will adjust the amortization periods when appropriate to reflect changes in assumptions relating to the duration of our expected involvement.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires us to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Results of Operations

FOR THE YEAR ENDED JUNE 30, 2014 COMPARED TO THE YEAR ENDED JUNE 30, 2013

For the year ended June 30, 2013 we had gross revenues of $0 and total operating expenses of $12,498 consisting of professional fees of $5,000, salary to a related party of $7,000, amortization of assets of $350 and other fees $148. We recognized a loss of $1,400 the sale of Overhead Door Saver for distribution to trucking fleets which has been classified as a discontinued operation. Consequently we recognized a net loss which was $13,898 for the year.

For the year ended June 30, 2014 we had gross revenues of $44,640, derived principally from the sale of rights to our pain relief formula, product sales and sale of the rights to our product, the Paw Pal and total operating expenses of $16,371 consisting of advertising and marketing of $15,000, amortization of $1,189 and other fees of $182. We recognized a tax liability of $1,984 and consequently net income of $25,138 for the year.

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2014 COMPARED TO THE THREE MONTHS ENDED SEPTEMBER 30, 2013.

For the period ended September 30, 2014 we had gross revenues of $15,000, derived from the sale of rights to our pain relief formula, and total operating expenses of $16,304 consisting of professional fees of $16,000, amortization of $298 and other fees of $6. We recognized a tax credit of $196 on our tax losses in the period and consequently recognized a net loss of $1,108 for the period.

For the period ended September 30, 2013 we had gross revenues of $0 and total operating expenses of $11 consisting of fees of $11. Consequently we recognized a net loss of $11 for the period.

Liquidity and Capital Resources

FOR THE YEAR ENDED JUNE 30, 2014 AND THE THREE MONTHS ENDED SEPTEMBER 30, 2014.

As at June 30, 2014 the Company had cash on hand of $47,713, total assets of $66,674, total liabilities of $1,984 and stockholders' equity of $64,690.

The Company's cash was generated from revenue from the sale of rights to our pain relief formula, product sales, rights to our product, the Paw Pal, and proceeds from a Private Placement of its shares.

As at September 30, 2014 the Company had cash on hand of $47,707, total assets of $65,370, total liabilities of $1,788 and stockholders' equity of $63,582. The Company's cash for the period was generated from revenue from the sale of rights to our pain relief formula.

The Company believes it may have sufficient cash resources available to fund its primary operation for the next twelve (12) months.

The Company has no, current, off balance sheet arrangements and does not anticipate entering into any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition.

The Company has no agreements in place with its shareholders, officer and director or with any third parties to fund operations beyond the end of the Company's 2014 fiscal year. The Company has not negotiated nor has available to it any other third party sources of liquidity.

Our auditor's report states the following with regard to our ability to continue as a going concern, “has yet to establish a reliable, consistent and proven source of revenue to meet its operating costs on an ongoing basis and currently does not have sufficient available funding to fully implement its business plan. These factors raise substantial doubt about its ability to continue as a going concern”.

Controls and Procedures

As required by SEC rules, we have evaluated the effectiveness of the design and operation of our disclosure controls and procedures at the end of our fiscal year. This evaluation was carried out under the supervision and with the participation of our principal manager who is both our Chief Executive Officer and our Chief Financial Officer. Based upon this evaluation we have concluded that the design and operation of our disclosure controls and procedures are effective.

463,500 shares

GREEN MEADOW PRODUCTS, INC. Common stock

Prospectus

September 19, 2014

GREEN MEADOW PRODUCTS, INC.

1010 Industrial Road, Ste. 70

Boulder City, Nevada 89005

www.GreenMeadowProducts.com

702-769-4529

Until ___________________________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

 Item 13. Other Expenses of Issuance and Distribution*

The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the issuer in connection with the maximum offering for the securities included in this registration statement:

Amount
SEC registration fee	$30
Printing and shipping expenses	100
Legal fees and expenses	1,000
Accounting fees and expenses	10,000
Transfer agent and misc. expenses	2,500
Total	$13,630

*All amounts are estimates other than the Commission's registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers.

The statutes, charter provisions, bylaws, contracts or other arrangements under which controlling persons, directors or officers of the issuer are insured or indemnified in any manner against any liability which they may incur in such capacity are as follows:

Section 17-16-856 of the Wyoming General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

 The Company's Certificate of Incorporation provides that it will indemnify and hold harmless, to the fullest extent permitted by Wyoming General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Wyoming General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

any breach of the director's duty of loyalty to the corporation or its stockholders;

acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

payments of unlawful dividends or unlawful stock repurchases or redemptions; or

any transaction from which the director derived an improper personal benefit.

The Company's Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

Item 15. Recent Sales of Unregistered Securities

The Company is authorized to issue 75,000,000 shares of common stock, par value $0.001 per share. As at June 30, 2014, and September 30, 2014 there were 7,563,500 shares of common stock issued and outstanding.

Set forth below is information regarding the issuance and sales of securities without registration since inception (June 22, 2012).  No such sales involved the use of an underwriter; no advertising or public solicitation was involved; the securities bear a restrictive legend; and no commissions were paid in connection with the sale of any securities.

On July 1, 2012 the Company authorized the issuance of 100,000 founder shares at par value for $100 and 7,000,000 shares at par value for $7,000 of services rendered by Stanley Windhorn to the Company.

On December 20, 2012 the Company issued 34,000 shares, valued at $3,400, to the shareholders of Autovative Products, Inc., for the purchase of inventory; which, per contract, were distributed to the 34 shareholders of record of Autovative Products, Inc. Shares were issued per an exemption from registration under Section 4(a)(2) of the 1933 Securities Act.

On February 27, 2013, the Company issued 100,000 shares at $0.10 per share to Hector Medina in conjunction with a contract for the acquisition of a pet natural pain relief formula, these shares were valued at $10,000. Shares were issued per an exemption from registration under Section 4(a)(2) of the 1933 Securities Act.

In March and June of 2014, the Company issued 150,000 shares at $0.10 per share for marketing services valued at $15,000.

During the years ended June 30, 2014 and 2013, the Company issued 179,500 common stock shares at $0.10 per share to investors via a Private Offering for cash proceeds of $17,950 in the share numbers and on the dates in the following chart:

Name	# of shares	Date of Issuance
Janice Douglas	10,000	7/9/12
Janice Douglas	15,000	2/27/13
Hector Medina	15,000	6/30/14
Hannah Grabowski	50,000	5/13/13
Brianna Stoecklein	25,000	5/21/13
Wayne Berian	15,000	4/11/14
Albie Viola	7,500	5/8/14
Patrick Frisk	25,000	5/10/14
Barb Viola	17,000	5/10/14

As at June 30, 2014 and September 30, 2014 there were 7,563,500 shares of common stock issued and outstanding.

The Distribution Transaction per the Private Offering, was done in compliance with Rule 506(b) of Regulation D of the 1933 Securities Act.

.

Regarding all Sales of Unregistered Securities:

(A)	No general solicitation or advertising was conducted by us in connection with the offering of any of the Shares.

(B)	At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an "investment company" within the meaning of the federal securities laws.

(C)	Neither we, nor any of our predecessors, nor any of our directors, nor any beneficial owner of 10% or more of any class of our equity securities, nor any promoter currently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(D)	The offers and sales of securities by us pursuant to the offerings were not attempts to evade any registration or resale requirements of the securities laws of the United States or any of its states.

(E)	None of the investors are affiliated with any of our directors, officers or promoters or any beneficial owner of 10% or more of our securities.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

Item 16.	Exhibits Index.

The following exhibits marked are filed with this Registration Statement:

Number	Exhibit Name

3.1	Certificate of Incorporation*
3.2	By-Laws *
3.3	Articles of Incorporation *
5.1	Opinion of Mont E Tanner, ESQ.*
23.1	Consent of Cutler & Co., LLC
15	Interim Review Letter
10.1	Employment Agreement*
10.2	Contract for Acquisition of Formula*
10.3	Contract with Wholesale 4 You, Inc.*
10.4	Contract with Sandstone*
10.5	Contract with Mountain High, Inc.*
10.6	Contract with Eastwinds Holding corp.*

 *Incorporated by reference to S-1 Registration Statement.

Item 17. Undertakings

The undersigned registrant undertakes:

(1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

I. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

II. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

III. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) The registrant shall request acceleration  pursuant to  Rule  461 under the Securities Act and there insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission any supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to our certificate of incorporation or provisions of Wyoming law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by the Registrant) of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on our behalf by the undersigned, in the City of Carlsbad, CA., on January 30, 2015.

GREEN MEADOW PRODUCTS, INC.

Dated: January 30, 2015	By:	/s/ Stanley Windhorn
Stanley Windhorn,
Chief Executive Officer, Secretary, and Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/S/ Stanley Windhorn	Principal Executive Officer, and Director	January 30, 2015
Stanley Windhorn

/S/ Stanley Windhorn	Principal Accounting Officer	January 30, 2015
Stanley Windhorn

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

EXHIBITS

TO

REGISTRATION STATEMENT

ON FORM S-1

UNDER

THE SECURITIES ACT OF 1933

GREEN MEADOW PRODUCTS, INC.